                                                      RULE NO. 424(b)(5)
                                                      REGISTRATION NO. 333-71525


PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 6, 1999)
[LOGO OF RCN]

                                  $375,000,000

                                RCN Corporation

                         10 1/8% Senior Notes due 2010

                                 ------------

   The notes will bear interest at the rate of 10 1/8% per year. Interest on the notes will be payable on January 15 and July 15 of each year, beginning on July 15, 2000. The notes will mature on January 15, 2010. RCN may redeem some or all of the notes at any time after January 15, 2005. The redemption prices are discussed under the caption "Description of Notes--Redemption."

   The notes will be senior obligations of RCN and will rank equally with all of RCN's other unsecured senior indebtedness.

                                 ------------

   Investing in the notes involves certain risks. See "Risk Factors" beginning on page S-6 of this prospective supplement and page 6 of the accompanying prospectus.

                                 ------------

                                   Per Senior Note    Total
                                   --------------- ------------
Public Offering Price                  100.00%     $375,000,000
Underwriting Discount                    2.00%     $  7,500,000
Proceeds to RCN (before expenses)       98.00%     $367,500,000

   Interest on the notes will accrue from December 22, 1999.

                                 ------------

   The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes to purchasers on or about December 22, 1999.

                                 ------------

Salomon Smith Barney
                           Morgan Stanley Dean Witter
                                                             Merrill Lynch & Co.

December 17, 1999

  You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

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                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
                           Prospectus Supplement
Prospectus Supplement Summary............................................  S-2
Risk Factors.............................................................  S-6
Ratio of Earnings to Fixed Charges.......................................  S-6
Use of Proceeds..........................................................  S-6
Description of Certain Indebtedness......................................  S-7
Description of Notes..................................................... S-10
Important United States Federal Tax Considerations of the Notes to Non-
 U.S. Holders............................................................ S-37
Underwriting............................................................. S-40
Experts.................................................................. S-41
Legal Matters............................................................ S-41

                                   Prospectus
Summary..................................................................    2
Risk Factors.............................................................    6
Where You Can Find More Information......................................   12
Special Note on Forward-Looking Statements...............................   12
Use of Proceeds..........................................................   12
Dividends................................................................   13
Market Price and Dividend Information....................................   13
Selected Historical Consolidated Financial Data..........................   14
Business.................................................................   16
Description of Capital Stock.............................................   21
Description of Debt Securities...........................................   26
Selling Shareholder......................................................   33
Plan of Distribution.....................................................   34
Legal Matters............................................................   35
Experts..................................................................   35

                         PROSPECTUS SUPPLEMENT SUMMARY

   This summary may not contain all the information that may be important to you. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision.

   We are building high-speed, high-capacity advanced fiber optic networks in selected markets with high levels of population density. Our strategy is to become the leading single source provider of voice, video and data services to residential customers in each of our markets by offering individual or bundled service options, superior customer service and competitive prices. We are also constructing our networks with significant excess capacity in order to accommodate expanded services in the future.

   Our initial advanced fiber optic networks have been established in selected markets in the Boston to Washington, D.C. corridors, which includes New York City, and also in the San Francisco Bay area. In Boston and Washington, we operate through joint ventures with Boston Edison Company and PEPCO Communications, L.L.C., respectively. We are typically building the first true local network to compete with the aging infrastructure of the incumbent service providers in our markets.

   Because our network development plan involves relatively low fixed costs, we are able to schedule capital expenditures to meet expected subscriber growth in each major market. Our principal fixed costs in each such market are incurred in connection with the establishment of a video transmission and telephone switching facility. To make each market economically viable, it is then necessary to construct infrastructure to connect a minimum number of subscribers to the transmission and switching facility. We phase our market entry projects to ensure that we have sufficient cash on hand to fund this construction. Adjusting for the 21st Century acquisition and Vulcan Ventures investment described below, we believe we have sufficient liquidity to meet our capital requirements through late 2002 based on our current plan.

   We have extensive operating experience in the telephone, video and Internet industries and in the design, development and construction of telecommunications facilities. As of September 30, 1999, we had approximately 944,000 total service connections, including approximately 194,500 connections provided to customers on our advanced fiber optic network.

Business Strategy

   Our goal is to become the leading provider of communication services to residential customers in our target markets by pursuing the following key strategies:

  . Exploit the "Last Mile" Bottleneck in Existing Local Networks. Existing local networks are typically low capacity, single service facilities without the bandwidth for multiple or new services and revenue streams. We seek to be the first operator of an advanced fiber optic network offering advanced communications services to residential customers in our target markets.

  . Continue Construction of Advanced Fiber Optic Networks. Our advanced fiber optic networks are designed with sufficient capacity to meet the growing demand for high speed, high capacity, voice, video and data services. Our networks also have a significant amount of excess capacity which will be available for the introduction of new products.

  . Leverage our Network and Customer Base. We are able to leverage our network by delivering a broad range of communications products and by focusing on high density residential markets. This bandwidth capacity and home density allows us to maximize the revenue potential per mile of constructed network. We believe we can further exploit our network capacity and customer base by exploring opportunities to deliver new products and services in the future, including complementary commercial and wholesale products and services.

  . Offer Bundled Voice, Video and Data Services with Quality Customer Service. By connecting customers to our own network, we improve our operating economics and have complete control over our customers' experience with us.

  . Continue to Use Strategic Alliances. We have been able to enter markets quickly and efficiently and to reduce the up-front capital investment required to deploy our networks by entering into strategic alliances.

Connections

   Because we deliver a variety of services to our customers, we report the total number of our various revenue generating service connections for local telephone, video programming and Internet access. For example, a single customer who purchases local telephone, video programming and Internet access counts as three connections. The table below shows our growth in total connections and growth in customers connected to advanced fiber optic networks, which we refer to as "On-Net Connections."

                                                     As of
                                ------------------------------------------------
                                6/30/98 9/30/98 12/31/98 3/31/99 6/30/99 9/30/99
                                ------- ------- -------- ------- ------- -------
Total Connections:
  Voice........................  60,480  78,950  95,890  100,219 104,456 105,480
  Video........................ 249,360 255,100 261,662  269,421 276,088 285,212
  Data......................... 400,148 474,127 497,809  516,102 522,016 553,092
                                ------- ------- -------  ------- ------- -------
    Total...................... 709,988 808,177 855,361  885,742 902,560 943,784
                                ------- ------- -------  ------- ------- -------
On-Net Connections.............  48,212  82,842 123,393  149,235 173,128 194,547
Homes Passed................... 122,977 213,983 304,505  350,733 427,843 550,771
Marketable Homes............... 111,187 181,353 270,406  301,546 361,015 440,112

   Our off-net connections are delivered through a variety of facilities including hybrid fiber/coaxial cable systems and a wireless video system.

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   Our principal executive offices are located at 105 Carnegie Center, Princeton, New Jersey 08540, and our telephone number is (609) 734-3700. We maintain a website at www.rcn.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement.

Recent Developments

   On December 12, 1999, RCN entered into an Agreement and Plan of Merger to acquire Chicago's only single-source, facilities-based provider of bundled telecommunications services, 21st Century Telecom Group, Inc., in a transaction valued at approximately $500 million, payable in RCN stock and cash to retire assumed debt. Consummation of the merger is subject to certain conditions, including the expiration or earlier termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and receipt of required regulatory approvals. In addition, consummation of the merger is subject to the receipt of tenders and consents from at least a majority of 21st Century's debt holders, at a price not exceeding 101% of accreted value or principal amount, as the case may be. For additional information regarding the proposed merger, please refer to RCN's Current Reports on Form 8-K filed on December 14, 1999 and December 17, 1999.

   On October 4, 1999, RCN announced that Vulcan Ventures Incorporated, the investment organization of Paul G. Allen, has agreed to make a $1.65 billion investment in RCN. The investment is expected to close in the first quarter of 2000. The closing is subject to customary conditions, such as antitrust and other regulatory approvals. For additional information regarding the proposed transaction, please refer to RCN's Current Report on Form 8-K filed on October 1, 1999.

                                  The Offering

 Issuer...........................  RCN Corporation
 Securities Offered...............  We are offering $375,000,000 aggregate principal amount of our 10 1/8% senior
                                    notes due 2010.
 Maturity Date....................  January 15, 2010.
 Interest.........................  The notes will accrue interest from the date of their issuance at the rate of 10
                                    1/8% per year. The interest on the notes
                                    will be payable semi-annually in arrears on
                                    each January 15 and July 15, commencing on
                                    July 15, 2000.
 Sinking Fund.....................  None.
 Optional Redemption..............  Generally, we may not redeem the notes prior to January 15, 2005. After January
                                    15, 2005, we may redeem the notes, in whole
                                    or in part, at any time, at the redemption
                                    prices set forth below under the section
                                    entitled "Description of Notes" together
                                    with accrued and unpaid interest, if any,
                                    to the redemption date. However, at any
                                    time from time to time prior to January 15,
                                    2003, we may redeem up to 35% of the
                                    aggregate principal amount of the notes
                                    issued at a redemption price equal to
                                    110.125% of the principal amount of the
                                    notes redeemed, plus accrued and unpaid
                                    interest, if any, through the date of
                                    redemption, if:
                                    .  we use the net cash proceeds of a public
                                       equity offering resulting in gross
                                       proceeds of at least $30 million, and
                                    .  at least 65% of the aggregate principal
                                       amount of the notes issued remains
                                       outstanding immediately after giving
                                       effect to such redemption.
 Change of Control................  Upon a "Change of Control" as defined in the Description of the Notes, you as a
                                    holder of notes will have the right to
                                    require us to repurchase all of your notes
                                    at a repurchase price equal to 101% of the
                                    aggregate principal amount of such notes,
                                    plus accrued and unpaid interest, if any,
                                    through the date of repurchase.
 Ranking..........................  The notes will be general unsecured obligations, will rank without preference
                                    with all our other existing and future
                                    senior unsecured indebtedness and will be
                                    effectively subordinated to all our
                                    existing and future secured indebtedness to
                                    the extent of the assets that secure such
                                    indebtedness and to all of our
                                    subsidiaries' existing or future
                                    indebtedness, whether or not secured.
 Restrictive Covenants............  The indenture under which the notes will be issued will limit:
                                    .  the incurrence of additional
                                       indebtedness or preferred stock by us
                                       and our subsidiaries,
                                    .  the payment of dividends on, and
                                       repurchase or redemption of, our capital
                                       stock and our subsidiaries' capital
                                       stock and the repurchase or redemption
                                       of our subordinated obligations,

                                    .  our making of investments,

                                    .  selling our assets or stock of our
                                       subsidiaries,
                                    .  transactions with our affiliates,
                                    .  the incurrence of additional liens,
                                    .  our ability to permit restrictions to
                                       exist on the ability of our subsidiaries
                                       to pay dividends or make payments to us,
                                       and
                                    .  our ability to engage in consolidations,
                                       mergers and transfers of substantially
                                       all of our assets.
                                    All of these limitations and prohibitions
                                    will be subject to a number of important
                                    qualifications and exceptions. See
                                    "Description of Notes" and "Risk Factors."
 Use of Proceeds..................  We estimate that the net proceeds from the offering of the notes will be approximately
                                    $367.4 million. We expect to use the net
                                    proceeds to fund and support the expansion
                                    and interconnection of existing networks
                                    and services and the development and
                                    operation of new advanced fiber optic
                                    networks. See "Use of Proceeds."

                                  Risk Factors

   You should consider carefully the information set forth in the section of this prospectus supplement entitled "Risk Factors" beginning on page S-6 and in the section of the accompanying prospectus entitled "Risk Factors" and all the other information provided to you in this prospectus supplement and the accompanying prospectus in deciding whether to invest in the notes.

                                  RISK FACTORS

   In addition to the other information included in this prospectus supplement and the accompanying prospectus, you should carefully consider the following factors and the factors set forth in the accompanying prospectus under the heading "Risk Factors."

There May Be Possible Limitations on Loss Carryforwards.

   RCN has generated, and may continue to generate, certain net operating losses (NOLs) for federal income tax purposes that generally may be carried forward to offset taxable income realized in future years. However, if an ownership change (as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the "Code")) occurs with respect to RCN's capital stock, RCN's ability to utilize NOLs generated before the date of the ownership change generally would be limited to specific annual amounts. RCN's ability to utilize new NOLs arising after the date of an ownership change would not be affected.

   Generally an ownership change occurs if certain persons or groups increase their aggregate ownership of a corporation's capital stock by more than 50 percentage points in any three year period. RCN expects that it will incur an ownership change in 2000 upon the closing of the Vulcan Ventures investment, or may incur an ownership change in the future. In that event, RCN's utilization of its NOL carryforwards generated before any such ownership change would be subject to limitation as described above.

No Public Market For the Notes Currently Exists.

   The notes are new securities for which there currently is no established trading market. Although the underwriters have informed RCN that they currently intend to make a market in the notes, they are not obligated to do so, and any such market-making may be discontinued at any time without notice. Accordingly, RCN cannot assure you as to the development or liquidity of any market for the notes. RCN does not intend to apply for listing of the notes on any securities exchange or for quotation through the Nasdaq National Market.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                      For the Nine
                                      Months Ended
                                       September   For the Years Ended December
                                          30,                  31,
                                      ------------ ----------------------------
                                          1999     1994 1995 1996  1997   1998
                                      ------------ ---- ---- ---- ------ ------
Ratio of earnings to fixed charges...    (0.94)    1.36 1.41 0.75 (1.87) (0.91)

For purposes of computing the ratio, earnings are income from continuing operations less minority interest in income of consolidated entities and plus fixed charges. Fixed charges consist of interest on long- and short-term debt including amortization of debt expenses. The ratio of earnings to fixed charges for the years ended December 31, 1997, 1998 and the nine months ended September 30, 1999 are less than 1 and therefore the earnings are inadequate to cover the fixed charges $73,522, $214,243, $234,519, respectively.

                                USE OF PROCEEDS

   We estimate the net proceeds from the offering of the notes will be approximately $367.4 million after deducting underwriting discounts and estimated expenses. We expect to use the net proceeds to fund and support the expansion and interconnection of existing networks and services and the development and operation of new advanced fiber optic networks.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

   This section of the Prospectus describes the terms and conditions of the Credit Agreement that the Company and certain subsidiaries of the Company have in place and of the 10% Senior Notes, the 11 1/8% Senior Discount Notes, the 9.80% Senior Discount Notes and the 11% Senior Discount Notes which RCN has outstanding. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Credit Agreement and to the provisions of the documents governing the 10% Senior Notes, the 11 1/8% Senior Discount Notes, the 9.80% Senior Discount Notes and the 11% Senior Discount Notes, which are filed as exhibits to the Company's Registration Statements filed with the Securities and Exchange Commission.

Credit Agreement

   The Company and certain of its subsidiaries (together, the "Borrowers") entered into a $1,000,000,000 Senior Secured Credit Facility (the "Credit Facility") with The Chase Manhattan Bank and certain other lenders. The collateralized facilities are comprised of a $250,000,000 seven-year revolving credit facility (the "Revolver"), a $250,000,000 seven-year multi-draw term loan facility (the "Term Loan A") and a $500,000,000 eight-year term loan facility (the "Term Loan B"). All three facilities are governed by a single credit agreement dated as of June 3, 1999 (the "Credit Agreement").

   The Revolver may be borrowed and repaid from time to time. Up to $150,000,000 of the Revolver may be used to fund working capital needs and for general corporate purposes. The remaining $100,000,000 of the Revolver as well as the term loans may be used solely to finance telecommunications assets. The amount of the commitments under the Revolver automatically reduces to $175,000,000 on June 3, 2005 and the remaining commitments are reduced quarterly in equal installments through to maturity at June 3, 2006. The Revolver can also be utilized for letters of credit up to a maximum of $15,000,000. As of September 30, 1999 approximately $7,264,000 in the form of letters of credit had been drawn under the Revolver.

   The Term Loan A is available for drawing until December 3, 2001, at which time any undrawn commitments expire. At September 30, 1999 there were no outstanding loans under the Term Loan A. Any outstanding borrowings under the Term Loan A at September 3, 2002 will be repaid in quarterly installments based on percentage increments of the Term Loan A that start at 3.75% per quarter on September 3, 2002 and increase in steps to a maximum of 10% per quarter on September 3, 2005 through to maturity at June 3, 2006.

   As of September 30, 1999, $500,000,000 of the Term Loan B was outstanding. The Term Loan B was fully drawn at closing. Amortization of the Term Loan B starts on September 3, 2002 with quarterly installments of $1,000,000 per quarter until September 3, 2006 when the quarterly installments increase to $121,000,000 per quarter through to maturity at June 3, 2007.

   The interest rate on the Credit Facility is, at the election of the Borrowers, based on either a LIBOR or an alternate base rate. For a Revolver or Term Loan A borrowing, the interest rate will be LIBOR plus a spread of up to 300 basis points or the base rate plus a spread of 200 basis points, depending upon whether the Company's EBITDA has become positive and thereafter upon the ratio of debt to EBITDA. In the case of the Revolver and the Term Loan A, a fee of 125 basis points on the unused commitment accrues until the Company's EBITDA has become positive and thereafter at up to 125 basis points depending upon the Company's utilization of the commitments. For all Term Loan B borrowings the interest includes a spread that is fixed at 350 basis points over the LIBOR or 250 basis points over the alternate base rate.

   The Credit Agreement contains conditions precedent to borrowing, events of default (including change of control) and covenants customary for facilities of this nature, including financial covenants and covenants limiting debt, liens, investments, consolidations, merger, acquisitions, asset sales, sale and leaseback transactions, payments of dividends and other distributions, making of capital expenditures and transactions with affiliates. In addition, the Borrowers are subject to a prohibition on granting pledges, as well as entering into certain other restrictive agreements, and subject to certain exceptions and reinvestment rights; the Borrowers must apply 50% of excess cash flow for each fiscal year commencing with the fiscal year ending on December 31, 2002 and certain cash proceeds realized from certain asset sales, certain payments under insurance policies and certain incurrences of additional debt to repay the Credit Facility.

   The Credit Facility is secured by substantially all of the assets of the Company and its subsidiaries.

   Prepayments of the eight-year term loan require payment of a fee of 2% of the amount of such prepayment if made on or prior to June 3, 2000 and 1% of such prepayment if made thereafter but on or prior to June 3, 2001.

   The foregoing summary of certain provisions of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the Credit Agreement.

   On December 3, 1999, the Borrowers entered into an amendment to the Credit Facility. Certain of the covenants in the Credit Agreement were amended, including financial covenants relating to revenue, connections, EBITDA, Debt to EBITDA ratio, fixed charge coverage ratio and interest coverage ratio. In addition, in connection with the proposed investment by Vulcan Ventures in RCN, the definition of a change of control was amended to permit such investment.

1997 Notes Offering

 10% Senior Notes due 2007

   The 10% Senior Notes were issued under an indenture dated October 17, 1997 between RCN and The Chase Manhattan Bank, as Trustee (the "10% Indenture"). The 10% Senior Notes are general senior obligations of RCN, limited to $225 million aggregate principal amount and will mature on October 15, 2007. The 10% Senior Notes will be collateralized, pending disbursement pursuant to the Escrow and Security Agreement dated as of October 17, 1997 among RCN, The Chase Manhattan Bank, as Trustee, and The Chase Manhattan Bank, as Escrow Agent (the "Escrow Agreement"), by a pledge of the Escrow Account (as defined in the Escrow Agreement), which was funded with approximately $61 million of the net proceeds from the sale of the 10% Senior Notes, representing funds that, together with the proceeds from the investment thereof, will be sufficient to pay interest on the 10% Senior Notes for six scheduled interest payments. Interest on the 10% Senior Notes will be payable in cash at a rate of 10% per annum semi- annually in arrears on each April 15 and October 15, commencing April 15, 1998.

   The 10% Indenture contains provisions which are substantially similar to the ones which will be contained in the indenture governing the Notes, including certain covenants that, among other things, limit the ability of RCN and its subsidiaries to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, engage in transactions with stockholders and affiliates, create liens, sell assets and engage in mergers and consolidations.

   The 10% Senior Notes are redeemable, in whole or in part, at any time on or after October 15, 2002 at the option of RCN. The 10% Senior Notes may be redeemed at redemption prices starting at 105% of the principal amount and declining to 100% of the principal amount, plus any accrued and unpaid interest.

 11 1/8% Senior Discount Notes due 2007

   The 11 1/8% Senior Discount Notes were issued under an indenture dated October 17, 1997 between RCN and The Chase Manhattan Bank, as Trustee (the "11 1/8% Indenture"). The 11 1/8% Senior Discount Notes are general senior obligations of RCN, limited to $601,045,000 aggregate principal amount at maturity and will mature on October 15, 2007. The 11 1/8% Senior Discount Notes were issued at a discount to yield gross proceeds of $350,000,524. The 11 1/8% Senior Discount Notes will not bear cash interest prior to October 15, 2002. The yield to maturity of the 11 1/8% Senior Discount Notes, determined on a semi-annual bond equivalent basis, will be 9.80% per annum.

   The 11 1/8% Indenture contains provisions which are substantially similar to the ones which will be contained in the indenture governing the Notes, including certain covenants that, among other things, limit the ability of RCN and its subsidiaries to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, engage in transactions with stockholders and affiliates, create liens, sell assets and engage in mergers and consolidations.

   The 11 1/8% Senior Discount Notes are redeemable, in whole or in part, at any time on or after October 15, 2002 at the option of RCN. The 11 1/8% Senior Discount Notes may be redeemed at redemption prices starting at 105.562% of the principal amount at maturity and declining to 100% of the principal amount at maturity, plus any accrued and unpaid interest.

February 1998 Notes Offering

 9.80% Senior Discount Notes due 2008

   The 9.80% Senior Discount Notes were issued under an indenture dated February 6, 1998 between RCN and The Chase Manhattan Bank, as Trustee (the "9.80% Indenture"). The 9.80% Senior Discount Notes are general senior obligations of RCN, limited to $567,000,000 aggregate principal amount at maturity and will mature on February 15, 2008. The 9.80% Senior Discount Notes were issued at a discount to yield gross proceeds of $350,587,440. The 9.80% Senior Discount Notes will not bear cash interest prior to February 15, 2003. The yield to maturity of the 9.80% Senior Discount Notes, determined on a semi-annual bond equivalent basis, will be 9.80% per annum.

   The 9.80% Indenture contains provisions which are substantially similar to the ones which will be contained in the indenture governing the Notes, including certain covenants that, among other things, limit the ability of RCN and its subsidiaries to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, engage in transactions with stockholders and affiliates, create liens, sell assets and engage in mergers and consolidations.

   The 9.80% Senior Discount Notes are redeemable, in whole or in part, at any time on or after February 15, 2003 at the option of RCN. The 9.80% Senior Discount Notes may be redeemed at redemption prices starting at 104.900% of the principal amount at maturity and declining to 100% of the principal amount at maturity, plus any accrued and unpaid interest.

June 1998 Notes Offering

 11% Senior Discount Notes due 2008

   The 11% Senior Discount Notes were issued under an indenture dated June 24, 1998 between RCN and The Chase Manhattan Bank, as Trustee (the "11% Indenture"). The 11% Senior Discount Notes are general senior obligations of RCN, limited to $256,755,000 aggregate principal amount at maturity and will mature on July 1, 2008. The 11% Senior Discount Notes were issued at a discount to yield gross proceeds of $149,999,608. The 11% Senior Discount Notes will not bear cash interest prior to January 1, 2003. The yield to maturity of the 11% Senior Discount Notes, determined on a semi-annual bond equivalent basis, will be 11% per annum.

   The 11% Indenture contains provisions which are substantially similar to the ones which will be contained in the indenture governing the Notes, including certain covenants that, among other things, limit the ability of RCN and its subsidiaries to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, engage in transactions with stockholders and affiliates, create liens, sell assets and engage in mergers and consolidations.

   The 11% Senior Discount Notes are redeemable, in whole or in part, at any time on or after July 1, 2003 at the option of RCN. The 11% Senior Discount Notes may be redeemed at redemption prices starting at 105.500% of the principal amount at maturity and declining to 100% of the principal amount at maturity, plus any accrued and unpaid interest.

                              DESCRIPTION OF NOTES

   The Notes will be issued under an Indenture, to be dated as of December 22 1999, between RCN and The Chase Manhattan Bank, as trustee (in such capacity, the "Trustee") (the "Indenture"). The Indenture will be subject to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of such Indenture, and to the Trust Indenture Act, in the case of the Notes. Whenever particular provisions or definitions of the Indenture, the Notes or the terms defined therein are referred to herein, such provisions or definitions are incorporated herein by reference. As used in this section, "RCN" or the "Company" refers to RCN Corporation. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions."

General

   The Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. See "Book-Entry; Delivery and Form." Principal of, premium, if any, and interest on the Notes are payable, and the Notes are exchangeable and transferable, at the office or agency of RCN in the City of New York maintained for such purposes (which initially will be the corporate trust office of the Trustee). See "Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer, exchange or redemption of the Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

Maturity, Interest and Principal

   The Notes will be general senior unsecured obligations of RCN, limited to $375,000,000 aggregate principal amount, and will mature on January 15, 2010. See "--Ranking." Interest on the Notes will be payable in cash at a rate of 10 1/8% per annum, semi-annually in arrears on each January 15 and July 15 to the holders of record of Notes at the close of business on the January 1 and July 1 immediately preceding such interest payment date. Interest will accrue from the most recent interest payment date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Interest on overdue principal and, to the extent permitted by law, on overdue installments of interest will accrue at the rate of interest borne by the Notes.

Redemption

   Optional Redemption by RCN. The Notes will be redeemable, in whole or in part, at any time on or after January 15, 2005 at the option of RCN, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning January 15 of the years indicated below:

      Year                                                      Redemption Price
      ----                                                      ----------------
      2005.....................................................     105.063%
      2006.....................................................     103.375%
      2007.....................................................     101.688%
      2008 and thereafter......................................     100.000%

   Redemption Following Public Equity Offerings. Notwithstanding the foregoing, on or prior to January 15, 2003, RCN may, at its option, use the net proceeds of one or more Public Equity Offerings (as defined below) yielding gross cash proceeds of not less than $30 million to redeem up to an aggregate of 35% of the aggregate principal amount of Notes originally issued, in each case on a pro rata basis (or as nearly pro rata as practicable), at a redemption price of 110.125% of principal amount of Notes, plus accrued and unpaid interest, if any, to the redemption date; provided that not less than 65% of the originally issued aggregate principal amount of Notes would remain outstanding immediately after such redemption. To effect the foregoing redemption, RCN must mail a notice of redemption not later than 60 days after the consummation of the Public Equity Offering that resulted in the requisite gross proceeds.

   As used above, "Public Equity Offering" means an underwritten public offering of Common Stock of RCN effected on a primary basis and registered with the Commission under the Securities Act.

   Selection; Effect of Redemption Notice. Notice of an optional redemption must be given no less than 30 nor more than 60 days prior to the applicable redemption date. In the case of a partial redemption of an issue of Notes, selection of the Notes for redemption will be made by lot, pro rata or by such other method as the applicable Trustee in its sole discretion deems fair and appropriate or in such manner as complies with the requirements of the principal securities exchange, if any, on which the applicable Notes being redeemed are listed and of the Depository Trust and Clearing Corporation ("DTC"); provided that any redemption following one or more Public Equity Offerings will be made on a pro rata or on as nearly a pro rata basis as practicable (subject to the procedures of DTC). Upon giving of a redemption notice, interest on Notes called for redemption will cease to accrue from and after the date fixed for redemption (unless RCN defaults in providing the funds for such redemption) and, upon redemption on such redemption date, such Notes will cease to be outstanding.

Mandatory Redemption

   Sinking Fund. RCN will not be required to make any mandatory sinking fund payments in respect of the Notes.

   Offers to Purchase upon Change of Control and Certain Asset Sales. Following the occurrence of a Change of Control, RCN will be required to make an offer to purchase all outstanding Notes at a price of 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, and purchase all Notes validly tendered pursuant thereto. In addition, RCN may be obligated to make an offer to purchase Notes with a portion of the Net Cash Proceeds of certain Asset Sales at a price of 100% of the Principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. See "--Certain Covenants--Change of Control" and "--Certain Covenants--Disposition of Proceeds of Asset Sales," respectively.

Ranking

   The indebtedness of RCN evidenced by the Notes will rank senior in right of payment to all subordinated indebtedness of RCN and pari passu in right of payment with all other existing and future unsubordinated indebtedness of RCN. RCN is a holding company with limited assets and no business operations of its own. RCN operates its business through its subsidiaries. Any right of RCN and its creditors, including holders of the Notes, to participate in the assets of any of RCN's subsidiaries upon any liquidation or administration of any such subsidiary will be subject to the prior claims of the subsidiary's creditors, including trade creditors. For a discussion of certain adverse consequences of RCN being a holding company and of the terms of potential future indebtedness of RCN and its subsidiaries, see "Risk Factors--Our holding company structure structurally subordinates our creditors, including holders of our debt securities" in the accompanying prospectus.

Certain Covenants

   Set forth below are certain covenants that are contained in the Indenture.

   Limitation on Additional Indebtedness. The Indenture provides that RCN will not, and will not permit any Restricted Subsidiary or Restricted Affiliate to, directly or indirectly, create, incur, assume, issue, guarantee or in any manner become directly or indirectly liable for or with respect to, contingently or otherwise, the payment of (collectively, to "incur") any Indebtedness (including any Acquired Indebtedness), except for Permitted Indebtedness; provided that (A) (i) RCN will be permitted to incur Indebtedness (including Acquired Indebtedness and Buildout Indebtedness) and (ii) a Restricted Subsidiary or Restricted Affiliate will be permitted to incur Acquired Indebtedness or Buildout Indebtedness, if, in either case, after giving pro forma effect to such incurrence (including the application of the net proceeds therefrom), either (X) the ratio of Total Consolidated Indebtedness to Consolidated Pro Forma Operating Cash Flow would not be greater than or equal to 5.5:1.0 if such Indebtedness is incurred prior to June 1, 2001 or 5.0:1.0 if such Indebtedness is incurred on or after June 1, 2001 (Y) the ratio of Total Consolidated Indebtedness to Total Invested Equity Capital would not exceed 2.0:1.0 and (B) on or after June 1, 2003, a Restricted Affiliate will be permitted to incur Acquired Indebtedness or Buildout Indebtedness, if, after giving pro forma effect to such incurrence (including the application of the net proceeds therefrom), the ratio of Total Affiliate Indebtedness to Affiliate Pro Forma Operating Cash Flow of such Restricted Affiliate would not be greater than or equal to 4:0:1.0.

   Limitation on Restricted Payments. The Indenture provides that RCN will not, and will not permit any of the Restricted Subsidiaries or Restricted Affiliates to, make, directly or indirectly, any Restricted Payment unless:

     (i) no Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment;

     (ii) immediately after giving effect to such Restricted Payment, RCN would be able to incur $1.00 of Indebtedness under clause (A)(X) of the proviso of the covenant described under "Limitation on Additional Indebtedness"; and

     (iii) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the 9.80% Notes Issue Date and all Designation Amounts does not exceed an amount equal to the sum of, without duplication, (a) 50% of cumulative Consolidated Net Income accrued on a cumulative basis during the period beginning on January 1, 1998 and ending on the last day of the fiscal quarter of RCN immediately preceding the date of such proposed Restricted Payment (or, if such cumulative Consolidated Net Income for such period is a deficit, minus 100% of such deficit) plus (b) the aggregate net cash proceeds received by RCN from the issue or sale (other than to a Restricted Subsidiary or to a Restricted Affiliate) of its Capital Stock (other than Disqualified Stock) on or after the 9.80% Notes Issue Date (including, without duplication, upon the exercise of options, warrants or rights) plus
  (c) the aggregate net proceeds received by RCN from the issuance (other than to a Restricted Subsidiary or to a Restricted Affiliate) on or after the 9.80% Notes Issue Date of its Capital Stock (other than Disqualified Stock) upon the conversion of, or exchange for, Indebtedness of RCN or a Restricted Subsidiary plus (d) in the case of the disposition or repayment of any Investment constituting a Restricted Payment (other than an Investment made pursuant to clause (v), (vi) or (vii) of the following paragraph) made after the 9.80% Notes Issue Date an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, less the cost of the disposition of such Investment plus (e) in the case of the Revocation of the Designation of a Subsidiary as an Unrestricted Subsidiary, an amount equal to the consolidated net Investment in such Subsidiary on the date of Revocation but not in an amount exceeding the net amount of any Investments constituting Restricted Payments made (or deemed made) in such Subsidiary after the 9.80% Notes Issue Date plus (f) in the case of the JV Designation after the 9.80% Notes Issue Date of a New Joint Venture as a Restricted Affiliate, an amount equal to the consolidated net Investment in such New Joint Venture on the date of such JV Designation but not in an amount exceeding the net amount of any Investments constituting Restricted Payments made (or deemed made) in such New Joint Venture after the 9.80% Notes Issue Date. For purposes of the preceding clauses (b) and (c) and without duplication, the value of the aggregate net cash proceeds received by RCN upon the issuance of Capital Stock either upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness or upon the exercise of options, warrants or rights will be the net cash proceeds received upon the issuance of such Indebtedness, options, warrants or rights plus the incremental amount received by RCN upon the conversion, exchange or exercise thereof.

   For purposes of determining the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its Fair Market Value.

   The provisions of this covenant shall not prohibit: (i) the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the Indenture; (ii) so long as no Default shall have occurred and be continuing, the purchase, redemption, retirement or other acquisition of any shares of Capital Stock of RCN (A) in exchange for or conversion into or (B) out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary or to a Restricted Affiliate) of shares of Capital Stock of RCN (other than Disqualified Stock); provided that any such net cash proceeds pursuant to the immediately preceding subclause (B) are excluded from clause (iii)(b) of the preceding paragraph; (iii) so long as no Default shall have occurred and be continuing, the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness made by exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in which cash is paid in lieu of fractional shares or scrip), or out of the net cash proceeds of, a substantially concurrent issue or sale (other than to a Restricted Subsidiary or to a Restricted Affiliate) of (A) Capital Stock (other than Disqualified Stock) of RCN; provided that any such net cash proceeds, to the extent so used, are excluded from clause (iii)(b) of the preceding paragraph, and/or (B) other Subordinated Indebtedness, having an Average Life to Stated Maturity that is equal to or greater than the Average Life to Stated Maturity of the Subordinated Indebtedness being purchased, redeemed, defeased or otherwise acquired or retired; (iv) so long as no Default shall have occurred and be continuing, any Investment constituting a Restricted Payment made by RCN or any Restricted Subsidiary in any Restricted Affiliate to fund the capital requirements for financing or supporting a Permitted Business of such Restricted Affiliate; (v) so long as no Default shall have occurred and be continuing, Investments constituting a Restricted Payment made by RCN or any Restricted Subsidiary in any person (including any Unrestricted Subsidiary or a Restricted Affiliate) in an amount not to exceed $10 million in the aggregate at any time outstanding; (vi) so long as no Default shall have occurred and be continuing, the making of a direct or indirect Investment constituting a Restricted Payment out of the proceeds of the issue or sale (other than to a Subsidiary or to a Restricted Affiliate) of Capital Stock (other than Disqualified Stock) of RCN; provided that any such net cash proceeds are excluded from clause (iii)(b) of the preceding paragraph; or (vii) so long as no Default shall have occurred and be continuing, any Investment constituting a Restricted Payment made in Megacable S.A. de C.V. not to exceed $20 million in the aggregate at any time outstanding. Restricted Payments of the type set forth in the preceding clauses (v) and (vii) shall be included in making the determination of available amounts under clause (iii) of the preceding paragraph to the extent they are outstanding.

   In no event shall a Restricted Payment made on the basis of consolidated financial statements prepared in good faith in accordance with GAAP be subject to rescission or constitute a Default by reason of any requisite subsequent restatement of such financial statements which would have made such Restricted Payment prohibited at the time that it was made.

   Limitation on Business. The Indenture provides that RCN will not, and will not permit any of the Restricted Subsidiaries or Restricted Affiliates to, engage in a business which is not substantially a Permitted Business.

   Limitation on Liens Securing Certain Indebtedness. The Indenture provides that RCN will not, and will not permit any Restricted Subsidiary or Restricted Affiliate to, create, incur, assume or suffer to exist any Liens of any kind against or upon any property or assets of RCN or any Restricted Subsidiary or Restricted Affiliate, whether now owned or hereafter acquired, or any proceeds therefrom, which secure either (x) Subordinated Indebtedness unless the Notes issued thereunder are secured by a Lien on such property, assets or proceeds that is senior in priority to the Liens securing such Subordinated Indebtedness or (y) Senior Debt Securities unless the Notes issued thereunder are equally and ratably secured with the Liens securing such Senior Debt Securities other than the Lien on the escrow account in favor of the escrow agent and the trustee under the indenture governing the 10% Senior Notes.

   Limitation on Certain Guarantees and Indebtedness of Restricted Subsidiaries and Restricted Affiliates. The Indenture provides that RCN will not permit any Restricted Subsidiary or Restricted Affiliate directly or indirectly, to assume, guarantee or in any other manner become liable, whether as issuer, guarantor or co-obligor, with respect to (i) any Subordinated Indebtedness or
(ii) any Senior Debt Securities, unless, in each case, such Restricted Subsidiary or Restricted Affiliate, as the case may be, simultaneously executes and delivers a supplemental indenture providing for the guarantee of payment of the Notes by such Restricted Subsidiary or Restricted Affiliate, as the case may be, on a basis senior to any such Subordinated Indebtedness or pari passu with any such Senior Debt Securities, as the case may be. Each guarantee of the Notes created pursuant to such provisions is referred to as a "Guarantee" and the issuer of each such Guarantee, so long as the Guarantee remains outstanding, is referred to as a "Guarantor."

   Notwithstanding the foregoing, in the event of the unconditional release of any Guarantor from its obligations in respect of the Indebtedness which gave rise to the requirement that a Guarantee be given, such Guarantor shall be released from all obligations under its Guarantee. In addition, upon any sale or disposition (by merger or otherwise) of any Guarantor by RCN or a Restricted Subsidiary to any person that is not an Affiliate of RCN or any of the Restricted Subsidiaries which is otherwise in compliance with the terms of the Indenture and as a result of which such Guarantor ceases to be a Restricted Subsidiary of RCN, such Guarantor will be deemed to be automatically and unconditionally released from all obligations under its Guarantee; provided that each such Guarantor is sold or disposed of in accordance with the "Disposition of Proceeds of Asset Sales" covenant.
   Change of Control. Upon the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), RCN shall make an offer to purchase (the "Change of Control Offer"), on a business day (the "Change of Control Payment Date") not later than 60 days following the Change of Control Date, all Notes then outstanding at a purchase price equal to 101% of the Principal amount thereof plus accrued and unpaid interest, if any, to any Change of Control Payment Date. Notice of a Change of Control Offer shall be given to holders of Notes, not less than 25 days nor more than 45 days before the Change of Control Payment Date. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the Change of Control Payment Date.

   If a Change of Control Offer is made, there can be no assurance that RCN will have available funds sufficient to pay for all of the Notes that might be delivered by holders of Notes seeking to accept the Change of Control Offer. RCN shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by RCN and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

   If RCN is required to make a Change of Control Offer, RCN will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations.

   Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries or Restricted Affiliates. The Indenture provides that RCN will not, and will not permit any Restricted Subsidiary or Restricted Affiliate to, directly or indirectly, create or otherwise enter into or cause to become effective any consensual encumbrance or consensual restriction of any kind on the ability of any Restricted Subsidiary or

Restricted Affiliate to (a) pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits to the extent owned by RCN or any Restricted Subsidiary or Restricted Affiliate, (b) pay any Indebtedness owed to RCN or any Restricted Subsidiary or Restricted Affiliate, (c) make any Investment in RCN or any Restricted Subsidiary or Restricted Affiliate or (d) transfer any of its properties or assets to RCN or to any Restricted Subsidiary or Restricted Affiliate, except for (i) any encumbrance or restriction in existence on the Issue Date, (ii) customary non-assignment provisions, (iii) any encumbrance or restriction pertaining to an asset subject to a Lien to the extent set forth in the security documentation governing such Lien, (iv) any encumbrance or restriction applicable to a Restricted Subsidiary or Restricted Affiliate at the time that it becomes a Restricted Subsidiary or Restricted Affiliate that is not created in contemplation thereof, (v) any encumbrance or restriction existing under any agreement that refinances or replaces an agreement containing a restriction permitted by clause (iv) above; provided that the terms and conditions of any such encumbrance or restriction are not materially less favorable to the holders of Notes than those under or pursuant to the agreement being replaced or the agreement evidencing the Indebtedness refinanced, (vi) any encumbrance or restriction imposed upon a Restricted Subsidiary or Restricted Affiliate pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary or Restricted Affiliate or any Asset Sale to the extent limited to the Capital Stock or assets in question, and (vii) any customary encumbrance or restriction applicable to a Restricted Subsidiary or Restricted Affiliate that is contained in an agreement or instrument governing or relating to Indebtedness contained in any Permitted Credit Facility; provided that (subject to customary net worth, leverage, invested capital and other financial covenants) the provisions of such agreement permit the payment of interest and principal and mandatory repurchases pursuant to the terms of the Indenture and the Notes and other indebtedness that is solely an obligation of RCN; provided, further, that such agreement may contain customary covenants regarding the merger of or sale of all or any substantial part of the assets of RCN or any Restricted Subsidiary or Restricted Affiliate, customary restrictions on transactions with affiliates, and customary subordination provisions governing indebtedness owed to RCN or any Restricted Subsidiary or Restricted Affiliate.

   Disposition of Proceeds of Asset Sales. The Indenture provides that RCN will not, and will not permit any Restricted Subsidiary or Restricted Affiliate to, make any Asset Sale unless (a) RCN or such Restricted Subsidiary or Restricted Affiliate, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of and (b) at least 75% of such consideration consists of cash or Cash Equivalents; provided that the amount of any liabilities (other than Subordinated Indebtedness or Indebtedness of a Restricted Subsidiary that would not constitute Restricted Subsidiary Indebtedness) that are assumed by the transferee of any such assets pursuant to an agreement that unconditionally releases RCN or such Restricted Subsidiary or Restricted Affiliate, as the case may be, from further liability shall be treated as cash for purposes of this covenant. RCN or the applicable Restricted Subsidiary, as the case may be, may
(i) apply the Net Cash Proceeds from any such Asset Sale by RCN or a Restricted Subsidiary and the Net Cash Proceeds of any Asset Sale by a Restricted Affiliate to the extent distributed to RCN or a Restricted Subsidiary within 365 days of the receipt thereof to repay an amount of Indebtedness (other than Subordinated Indebtedness) of RCN in an amount not exceeding the Other Senior Debt Pro Rata Share and elect to permanently reduce the amount of the commitments thereunder by the amount of the Indebtedness so repaid, (ii) apply the Net Cash Proceeds from any such Asset Sale by RCN or a Restricted Subsidiary and the Net Cash Proceeds of any Asset Sale by a Restricted Affiliate to the extent distributed to RCN or a Restricted Subsidiary to repay any Restricted Subsidiary Indebtedness and elect to permanently reduce the commitments thereunder by the amount of the Indebtedness so repaid or (iii) apply the Net Cash Proceeds from any Asset Sale by RCN or a Restricted Subsidiary and the Net Cash Proceeds of any Asset Sale by a Restricted Affiliate to the extent distributed to RCN or a Restricted Subsidiary within 365 days thereof, to an investment in properties and assets that will be used in a Permitted Business (or in Capital Stock and other securities of any person that will become a Restricted Subsidiary or Restricted Affiliate as a result of such investment to the extent such person owns properties and assets that will be used in a Permitted Business) of RCN or any Restricted Subsidiary ("Replacement Assets"). Notwithstanding anything herein to the contrary, in the event of any Asset Sale of all or substantially all of the properties or assets of any Restricted Affiliate

Group, whether in a single transaction or series of related transactions, the Restricted Affiliate Group shall be required to distribute the Net Cash Proceeds therefrom, after providing for all Indebtedness and other liabilities of such Restricted Affiliate Group, to RCN or a Restricted Subsidiary and the Other Partner on a pro rata basis in accordance with their respective equity interests. Any Net Cash Proceeds from any Asset Sale that are neither used to repay, and permanently reduce the commitments under, any Restricted Subsidiary Indebtedness as set forth in clause (ii) of the preceding sentence or invested in Replacement Assets within the 365-day period as set forth in clause (iii) shall constitute "Excess Proceeds." Any Excess Proceeds not used as set forth in clause (i) of the second preceding sentence shall constitute "Offer Excess Proceeds" subject to disposition as provided below.

   When the aggregate amount of Offer Excess Proceeds equals or exceeds $10 million, RCN shall make an offer to purchase (an "Asset Sale Offer"), from all holders of Notes issued under the Indenture, that aggregate principal amount of Notes as can be purchased by application of such Offer Excess Proceeds at a price in cash equal to 100% of the outstanding Principal amount thereof plus accrued and unpaid interest, if any, to the purchase date. Each Asset Sale Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the aggregate purchase price for the Notes tendered pursuant to an Asset Sale Offer is less than the Offer Excess Proceeds, RCN or any Restricted Subsidiary may use such deficiency for general corporate purposes. If the aggregate purchase price for the Notes validly tendered and not withdrawn by holders thereof exceeds the amount of Notes which can be purchased with the Offer Excess Proceeds, Notes to be purchased will be selected on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Offer Excess Proceeds shall be reset to zero.

   Notwithstanding the two immediately preceding paragraphs, RCN, the Restricted Subsidiaries and the Restricted Affiliates will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent
(i) at least 75% of the consideration of such Asset Sale constitutes Replacement Assets, cash or Cash Equivalents (including obligations deemed to be cash under this covenant) and (ii) such Asset Sale is for Fair Market Value; provided that any consideration constituting (or deemed to constitute) cash or Cash Equivalents received by RCN, any of the Restricted Subsidiaries or any of the Restricted Affiliates in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the two preceding paragraphs.

   If RCN is required to make an Asset Sale Offer, RCN will comply with all applicable tender offer rules, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations.

   Limitation on Issuances and Sales of Preferred Stock by Restricted Subsidiaries and Restricted Affiliates. The Indenture provides that RCN (i) will not permit any Restricted Subsidiary to issue any Preferred Stock (other than to RCN or a Restricted Subsidiary) and (ii) will not permit any person (other than RCN or a Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary. In addition, RCN (i) will not permit any Restricted Affiliate to issue any Preferred Stock (other than (x) to RCN or a Restricted Subsidiary or (y) to the holders of Common Stock in such Restricted Affiliate on a pro rata basis based upon their ownership of Common Stock) or (ii) will not permit any person not referred to in the preceding parenthetical of clause
(i) of this sentence to own any Preferred Stock of any Restricted Affiliate.

   Limitation on Transactions with Affiliates. The Indenture provides that RCN will not, and will not permit, cause or suffer any Restricted Subsidiary to, conduct any business or enter into any transaction (or series of related transactions which are similar or part of a common plan) with or for the benefit of any of their respective Affiliates or any beneficial holder of 10% or more of the Common Stock of RCN or any officer or director of RCN (each, an "Affiliate Transaction"), unless the terms of the Affiliate Transaction are set forth in writing, and are fair and reasonable to RCN or such Restricted Subsidiary, as the case may be. Each Affiliate Transaction involving aggregate payments or other Fair Market Value in excess of $5 million shall be approved by a majority of the Board, such approval to be evidenced by a Board Resolution stating that the Board has determined that such transaction or transactions comply with the foregoing provisions. In addition to the foregoing, each Affiliate Transaction involving aggregate consideration of $10 million or more shall be approved by a majority of the Disinterested Directors; provided that, in lieu of such approval by the Disinterested Directors, RCN may obtain a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction to RCN or the Restricted Subsidiary, as the case may be, are fair from a financial point of view. In addition, the Indenture provides that a Restricted Affiliate will not enter into any transaction (or series of related transactions which are similar or part of a common plan) with or for the benefit of the Other Partner, unless the terms of such transaction or transactions are in writing, and are fair and reasonable to such Restricted Affiliate. For purposes of this covenant, any Affiliate Transaction approved by a majority of the Disinterested Directors or as to which a written opinion has been obtained from an Independent Financial Advisor, on the basis set forth in the preceding sentence, shall be deemed to be on terms that are fair and reasonable to RCN and the Restricted Subsidiaries, as the case may be, and therefore shall be permitted under this covenant.

   Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions with or among, or solely for the benefit of, RCN and/or any of the Restricted Subsidiaries, (ii) transactions pursuant to agreements and arrangements existing on the Issue Date, (iii) transactions among any of RCN or the Restricted Subsidiaries, on the one hand, and any of the Restricted Affiliates, on the other hand, provided that such transactions are in the ordinary course of business and are related to or in furtherance of a Permitted Business, (iv) dividends paid by RCN pursuant to and in compliance with the covenant "Limitation on Restricted Payments," (v) customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries bonuses, employment agreements and arrangements, compensation or employee benefit arrangements or legal fees and (vi) grants of customary registration rights with respect to securities of RCN.

   Reports. The Indenture provides that, whether or not RCN has a class of securities registered under the Exchange Act, RCN shall furnish without cost to each holder of record of Notes issued thereunder (in sufficient quantities for distribution to beneficial holders) and file with the Trustee and the Commission, (i) within the applicable time period required under the Exchange Act, after the end of each fiscal year of RCN, the information required by Form 10-K (or any successor form thereto) under the Exchange Act with respect to such period, (ii) within the applicable time period required under the Exchange Act after the end of each of the first three fiscal quarters of each fiscal year of RCN, the information required by Form 10-Q (or any successor form thereto) under the Exchange Act with respect to such period and (iii) any current reports on Form 8-K (or any successor forms) required to be filed under the Exchange Act.

   Designations of Unrestricted Subsidiaries. The Indenture provides that RCN will not designate any Subsidiary of RCN (other than a newly created Subsidiary in which no Investment has previously been made) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") unless:

     (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

     (b) except in the case of a Permitted Investment or an Investment made pursuant to clause (iii) or (iv) of the second paragraph of the covenant "Limitation on Restricted Payments," immediately after giving effect to such Designation, RCN would be able to incur $1.00 of Indebtedness under clause (A)(X) of the proviso of the covenant "Limitation on Additional Indebtedness;" and

     (c) RCN would not be prohibited under the Indenture from making an Investment at the time of such Designation (assuming the effectiveness of such Designation) in an amount (the "US Designation Amount") equal to the Fair Market Value of the net Investment of RCN or any other Restricted Subsidiary in such Subsidiary on such date. In the event of any such Designation, RCN shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "Limitation on Restricted Payments" for all purposes of the Indenture in the US Designation Amount. The Indenture further provides that neither RCN nor any Restricted Subsidiary shall at any time (x) provide a guarantee of, or similar credit support to, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness); provided that RCN may pledge Capital Stock or

  Indebtedness of any Unrestricted Subsidiary on a nonrecourse basis such that the pledgee has no claim whatsoever against RCN other than to obtain such pledged property, (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any other Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon (or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity) upon the occurrence of a default with respect to any other Indebtedness that is Indebtedness of an Unrestricted Subsidiary (including any corresponding right to take enforcement action against such Unrestricted Subsidiary), except in the case of clause (x) or (y) to the extent permitted under the covenants "Limitation on Restricted Payments" and "Limitation on Transactions with Affiliates."

   The Indenture further provides that RCN will not revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") unless:

     (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

     (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

   All Designations and Revocations must be evidenced by Board Resolutions delivered to the Trustee certifying compliance with the foregoing provisions.

   Designations of Restricted Affiliates. The Indenture provides that RCN will not designate any Joint Venture (other than a newly created Joint Venture in which no Investment has previously been made) and each of its Subsidiaries as a "Restricted Affiliate" under the Indenture (a "JV Designation") unless:

     (a) no Default shall have occurred and be continuing at the time of and after giving effect to such JV Designation; and

     (b) all Liens and Indebtedness of such Joint Venture outstanding immediately following such JV Designation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

   Notwithstanding the foregoing, the BECO Joint Venture and the Starpower Joint Venture shall initially constitute Restricted Affiliates at the Issue Date. RCN and the Restricted Subsidiaries shall at all times maintain a Restricted Affiliate so that it qualifies as a Joint Venture under clauses (a) and (b) of the definition thereof, unless either (1) RCN is able to, and does in fact, make an effective JV Revocation under the provisions set forth below at the time of such event or (2) the Restricted Affiliate ceases to qualify as a Joint Venture by reason of an Asset Sale by RCN or a Restricted Subsidiary of all of RCN's or such Restricted Subsidiary's interest in the Capital Stock of such Restricted Affiliate to any person other than RCN or a Restricted Subsidiary or any of their respective Affiliates, which, in the case of this clause (2), shall be deemed an effective JV Revocation.

   The Indenture further provides that RCN will not revoke any JV Designation of a Joint Venture as a Restricted Affiliate (a "JV Revocation") unless:

     (a) no Default shall have occurred and be continuing at the time of or after giving effect to such JV Revocation;

     (b) except in the case of a Permitted Investment or an Investment made pursuant to clause (v) or (vi) of the second paragraph of the covenant "Limitation on Restricted Payments" and except in the case in which the Restricted Affiliate will become a Restricted Subsidiary, immediately after giving effect to such JV Revocation, RCN would be able to incur $1.00 of Indebtedness under the proviso of clause (A)(X) of the covenant "Limitation on Additional Indebtedness;" and

     (c) RCN would not be prohibited under the Indenture from making an Investment at the time of such JV Revocation (assuming the effectiveness of such JV Revocation) in an amount (the "JV Revocation Amount") equal to the Fair Market Value of the net Investment of RCN or any other Restricted Subsidiary in such Restricted Subsidiary on such date. In the event of any such JV Revocation, except in the case in which the Restricted Affiliate will become a Restricted Subsidiary, RCN shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "Limitation on Restricted Payments" for all purposes of the Indenture in the JV Revocation Amount.

   All JV Designations and JV Revocations must be evidenced by Board Resolutions delivered to the Trustee certifying compliance with the foregoing provisions.

Consolidation, Merger, Sale of Assets, Etc.

   The Indenture provides that RCN will not (i) consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of its properties and assets to any person or persons in a single transaction or through a series of transactions, or (ii) permit any of the Restricted Subsidiaries to enter into any such transaction or series of transactions if it would result in the disposition of all or substantially all of the properties or assets of RCN and the Restricted Subsidiaries on a consolidated basis, unless, in the case of either (i) or (ii), (a) RCN shall be the continuing person or, if RCN is not the continuing person, the resulting, surviving or transferee person (the "surviving entity") shall be a company organized and existing under the laws of the United States or any State or territory thereof; (b) the surviving entity shall expressly assume all of the obligations of RCN under the Notes and the Indenture, and shall, if required by law to effectuate such assumption, execute a supplemental indenture to effect such assumption which supplemental indenture shall be delivered to the Trustee and shall be in form and substance reasonably satisfactory to the Trustee; (c) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), RCN or the surviving entity (assuming such surviving entity's assumption of RCN obligations under the Notes and Indenture), as the case may be, would be able to incur $1.00 of Indebtedness under clause (A)(X) of the proviso of the covenant "Limitation on Additional Indebtedness"; (d) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default shall have occurred and be continuing; and (e) RCN or the surviving entity, as the case may be, shall have delivered to the Trustee an Officers' Certificate stating that such transaction or series of transactions, and, if a supplemental indenture, is required in connection with such transaction or series of transactions to effectuate such assumption, such supplemental indenture complies with this covenant and that all conditions precedent in the Indenture relating to the transaction or series of transactions have been satisfied.

   Upon any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of the assets of RCN in accordance with the foregoing in which RCN or the Restricted Subsidiary, as the case may be, is not the continuing corporation, the successor corporation formed by such a consolidation or into which RCN or such Restricted Subsidiary is merged or to which such transfer is made will succeed to, and be substituted for, and may exercise every right and power of, RCN or such Restricted Subsidiary, as the case may be, under the Indenture with the same effect as if such successor corporation had been named as RCN or such Restricted Subsidiary therein; and thereafter, except in the case of (i) any lease or (ii) any sale, assignment, conveyance, transfer, lease or other disposition to a Restricted Subsidiary of RCN, RCN shall be discharged from all obligations and covenants under the Indenture and the Notes issued thereunder.

   The Indenture provides that for all purposes of the Indenture and the Notes (including the provision of this covenant and the covenants "Limitation on Additional Indebtedness," "Limitation on Restricted Payments" and "Limitation on Liens"), Subsidiaries of any surviving entity will, upon such transaction or series of related transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the covenant

"Limitation on Designations of Unrestricted Subsidiaries" and all Indebtedness, and all Liens on property or assets, of RCN and the Restricted Subsidiaries in existence immediately prior to such transaction or series of related transactions will be deemed to have been incurred upon such transaction or series of related transactions.

Events of Default

   The following are "Events of Default" under the Indenture:

     (i) default in the payment of interest on the Notes when it becomes due and payable and continuance of such default for a period of 30 days or more; or

     (ii) default in the payment of the principal of, or premium, if any, on the Notes when due; or

     (iii) default in the performance, or breach, of any covenant described under "--Certain Covenants--Change of Control," "--Disposition of Proceeds of Asset Sales" or "--Consolidation, Merger, Sale of Assets, Etc.;" or

     (iv) default in the performance, or breach, of any covenant in the Indenture (other than defaults specified in clause (i), (ii) or (iii) above) and continuance of such default or breach for a period of 30 days or more after written notice to RCN by the Trustee or to RCN and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes (when such notice is deemed received in accordance with the Indenture); or

     (v) failure to perform any term, covenant, condition or provision of one or more classes or issues of Indebtedness in an aggregate principal amount of $10 million or more under which RCN or a Material Restricted Subsidiary is obligated, and either (a) such Indebtedness is already due and payable in full or (b) such failure results in the acceleration of the maturity of such Indebtedness; or

     (vi) any holder of at least $10 million in aggregate principal amount of Indebtedness of RCN or any Material Restricted Subsidiary shall commence judicial proceedings or take any other action to foreclose upon, or dispose of, assets of RCN or any Material Restricted Subsidiary having an aggregate Fair Market Value, individually or in the aggregate, of $10 million or more or shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure; provided that, in any such case, RCN or any Material Restricted Subsidiary shall not have obtained, prior to any such foreclosure or disposition of assets, a stay of all such actions that remains in effect; or

     (vii) one or more final non-appealable judgments, orders or decrees for the payment of money of $10 million or more, either individually or in the aggregate, shall be entered against RCN or any Material Restricted Subsidiary or any of their respective properties and shall not be discharged and there shall have been a period of 60 days or more during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; or

     (viii) certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to RCN or any Material Restricted Subsidiary shall have occurred.

   If an Event of Default (other than an Event of Default specified in clause
(viii) with respect to RCN) under the Indenture occurs and is continuing, then the Trustee thereunder or the holders of at least 25% in aggregate principal amount of the outstanding Notes may by written notice, and the Trustee upon request of the holders of not less than 25% in Aggregate principal amount of the outstanding Notes shall, declare the Default Amount of the outstanding Notes issued thereunder to be due and payable immediately, together with all accrued and unpaid interest and premium, if any, thereon. Upon any such declaration, the Default Amount shall become due and payable immediately. If an Event of Default under the Indenture specified in clause (viii) with respect to RCN occurs and is continuing, then the Default Amount will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

   After a declaration of acceleration or any ipso facto acceleration pursuant to clause (viii) under the Indenture, the holders of a majority in Aggregate principal amount of outstanding Notes may, by notice to the applicable Trustee, rescind such declaration of acceleration and its consequences if all existing Events of Default, other than nonpayment of the principal of, and accrued and unpaid interest on, such Notes that has become due solely as a result of such acceleration, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in Aggregate principal amount of the outstanding Notes also have the right to waive past defaults, except a default in the payment of the principal of, or any interest on, any outstanding Note, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the Notes.

   No holder of any of the Notes issued under the Indenture has any right to institute any proceeding with respect to such Indenture or any remedy thereunder, unless the holders of at least 25% in Aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee has not within such 60-day period received directions inconsistent with such written request by holders of a majority in Aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or any accrued and unpaid interest on, such Note on or after the respective due dates expressed in such Note.

   During the existence of an Event of Default under the Indenture, the Trustee is required to exercise such rights and powers vested in it under such Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default shall occur and be continuing, the Trustee is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in Aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust, or power conferred on the Trustee.

   The Indenture provides that the Trustee will, within 45 days after the occurrence of any Default, give to the holders of the Notes notice of such Default known to it, unless such Default shall have been cured or waived; provided that, except in the case of a Default in payment of principal of or premium, if any, on any Note when due or in the case of any Default in the payment of any interest on the Notes or in the case of any Default arising from the occurrence of any Change of Control, the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of such holders.

   RCN is required to furnish to the Trustee annually a statement as to compliance with all conditions and covenants under the Indenture.

Satisfaction and Discharge of the Indenture, Defeasance

   RCN may terminate its obligations under the Indenture, when (1) either: (A) all Notes issued thereunder that have been theretofore authenticated and delivered have been delivered to the Trustee for cancellation, or (B) all such Notes issued thereunder that have not theretofore delivered to the Trustee for cancellation will become due and payable (a "Discharge") under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by such Trustee in the name, and at the expense, of RCN, and RCN has irrevocably deposited or caused to be deposited with such Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on such issue of Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, on and interest to the date of deposit or maturity or date of redemption; (2) RCN has paid or caused to be paid all other sums then due and payable under the Indenture by RCN; and (3) RCN has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

   RCN may elect, at its option, to have its obligations under the Indenture discharged with respect to the outstanding Notes ("legal defeasance"). Such defeasance means that RCN will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes under the Indenture, except for (1) the rights of holders of Notes to receive payments in respect of the principal of and any premium and interest on the Notes when payments are due,
(2) RCN's obligations with respect to the Notes concerning issuing temporary Notes, registration of transfer of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (3) the rights, powers, trusts, duties and immunities of the Trustee, and (4) the defeasance provisions of the Indenture. In addition, RCN may elect, at its option, to have its obligations released with respect to certain covenants in the Indenture, including covenants relating to Asset Sales and Changes of Control ("covenant defeasance"), and any omission to comply with such obligation shall not constitute a Default or an Event of Default with respect to the Notes under such Indenture. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to such Notes.

   In order to exercise either legal defeasance or covenant defeasance with respect to outstanding Notes: (1) RCN must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the Notes: (A) money in an amount, or (B) U.S. Government Obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount, or (C) a combination thereof, in each case sufficient without reinvestment, in the opinion of an internationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire Indebtedness in respect of the principal of and premium, if any, and interest on the Notes on the maturity thereof or (if RCN has made irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of RCN) the redemption date thereof, as the case may be, in accordance with the terms of such Indenture and Notes; (2) in the case of legal defeasance under the Indenture, RCN shall have delivered to the Trustee an opinion of counsel stating that, under then applicable Federal income tax law, the holders of the Notes will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to the Notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur; (3) in the case of covenant defeasance under the Indenture, RCN shall have delivered to the Trustee an opinion of counsel to the effect that the holders of such outstanding Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to the Notes and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur; (4) no Default with respect to the outstanding Notes shall have occurred and be continuing at the time of such deposit after giving effect thereto or, in the case of legal defeasance, no Default relating to bankruptcy or insolvency shall have occurred and be continuing at any time on or prior to the 91st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day); (5) such legal defeasance or covenant defeasance shall not cause the applicable Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all Notes were in default within the meaning of such Act); (6) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which RCN is a party or by which it is bound; (7) such legal defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder; and
(8) RCN shall have delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

Amendment and Waivers

   From time to time, RCN, when authorized by resolutions of the Board, and the Trustee, without the consent of the holders of Notes, may amend, waive or supplement the Indenture and the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, to provide for the assumption of RCN's obligations to holders of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the Notes, to add Guarantors with respect to the Notes, to secure the Notes, to maintain the qualification of the Indenture under the Trust Indenture Act or to make any change that does not adversely affect the rights of any holder. Other amendments and modifications of the Indenture or the Notes issued thereunder may be made by RCN and the Trustee with the consent of the holders of not less than a majority of the aggregate Principal amount of the outstanding Notes; provided that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) reduce the principal amount of, or extend the fixed maturity of the Notes, or alter or waive the redemption provisions of the Notes (other than, subject to clause (vii) below, provisions relating to repurchase of Notes upon the occurrence of an Asset Sale or a Change of Control), (ii) change the currency in which any Notes or any premium or the accrued interest thereon is payable, (iii) reduce the percentage in Principal amount outstanding of Notes which must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the Notes, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes, (v) waive a default in payment with respect to the Notes or any Guarantee, (vi) reduce the rate or extend the time for payment of interest on the Notes, (vii) following the occurrence of an Asset Sale or a Change of Control, alter the obligation to purchase Notes as a result thereof in accordance with the Indenture or waive any default in the performance thereof, (viii) adversely affect the ranking of the Notes, or (ix) release any Guarantor from any of its obligations under its Guarantee or the Indenture, except in compliance with the terms of the Indenture.

Regarding the Trustee

   The Chase Manhattan Bank will serve as Trustee. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

   The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of RCN, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if he acquires any conflicting interest (as defined) he must eliminate such conflict or resign.

Governing Law

   The Indenture provides that the Indenture and Notes are governed by and construed in accordance with laws of the State of New York without giving effect to principles of conflicts of law.

Certain Definitions

   Set forth below is a summary of certain defined terms used in the Indenture, unless otherwise noted. Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

   "Acquired Indebtedness" means Indebtedness of a person existing at the time such person becomes a Restricted Subsidiary or Restricted Affiliate or assumed in connection with an Asset Acquisition by such person and not incurred in connection with, or in anticipation of, such person becoming a Restricted Subsidiary or

Restricted Affiliate or such Asset Acquisition; provided that Indebtedness of such person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such person becomes a Restricted Subsidiary or Restricted Affiliate or such Asset Acquisition shall not constitute Acquired Indebtedness.

   "Affiliate" of any specified person means any other person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified person. For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

   "Affiliate Income Tax Expense" means, with respect to any period and any Restricted Affiliate, the aggregate provision for United States corporation, local, foreign and other income taxes of such Restricted Affiliate and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

   "Affiliate Interest Expense" means, with respect to any period and any Restricted Affiliate, without duplication, the sum of (i) the interest expense of such Restricted Affiliate and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation,
(a) any amortization of debt discount, (b) the net cost under Interest Rate Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and similar transactions and (e) all accrued interest, (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued during such period as determined on a consolidated basis in accordance with GAAP and (iii) the amount of dividends in respect of Disqualified Stock paid during such period.

   "Affiliate Net Income" means, with respect to any period and any Restricted Affiliate, the net income of such Restricted Affiliate and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted, to the extent included in calculating such net income of such Restricted Affiliate and its Subsidiaries, by excluding, without duplication,
(i) all extraordinary, unusual or nonrecurring gains or losses of such person (net of fees and expenses relating to the transaction giving rise thereto) for such period, (ii) income of such Restricted Affiliate and its Subsidiaries derived from or in respect of all unconsolidated Investments, except to the extent of any dividends or distributions actually received by such Restricted Affiliate or any of its Subsidiaries, (iii) net income (or loss) of any other person combined with such Restricted Affiliate or any of its Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (iv) any gain or loss, net of taxes, realized by such person upon the termination of any employee pension benefit plan during such period, and
(v) gains or losses in respect of any Asset Sales (net of fees and expenses relating to the transaction giving rise thereto) during such period.

   "Affiliate Operating Cash Flow" means, with respect to any period and any Restricted Affiliate, the Affiliate Net Income of such Restricted Affiliate and its Subsidiaries on a consolidated basis for such period increased, only to the extent deducted in arriving at Affiliate Net Income for such period, by the sum of (i) the Affiliate Income Tax Expense accrued according to GAAP for such period (other than taxes attributable to extraordinary gains or losses and gains and losses from Asset Sales); (ii) Affiliate Interest Expense for such period; (iii) depreciation of such Restricted Affiliate for such period; (iv) amortization of such Restricted Affiliate and its Subsidiaries for such period, including, without limitation, amortization of capitalized debt issuance costs for such period, all determined in accordance with GAAP; and (v) other non-cash charges decreasing Affiliate Net Income.

   "Affiliate Pro Forma Operating Cash Flow" means Affiliate Operating Cash Flow for the latest four fiscal quarters for which consolidated financial statements of the applicable Restricted Affiliate are available. For purposes of this definition, "Affiliate Operating Cash Flow" shall be calculated after giving effect on a pro forma basis for the applicable four fiscal quarter period to, without duplication, any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Restricted Affiliate or any of its Subsidiaries incurring Acquired Indebtedness) occurring during the period commencing on the first day of such four fiscal quarter period to and including the date of the transaction giving rise to the need to calculate "Affiliate Pro Forma Operating Cash Flow" as if such Asset Sale or Asset Acquisition occurred on the first day of such period.

   "Asset Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by RCN or any Restricted Subsidiary or Restricted Affiliate to any other person, or any acquisition or purchase of Capital Stock of any other person by RCN or any Restricted Subsidiary or Restricted Affiliate, in either case pursuant to which such person shall (a) become a Restricted Subsidiary or Restricted Affiliate or
(b) shall be merged with or into RCN or any Restricted Subsidiary or Restricted Affiliate or (ii) any acquisition by RCN or any Restricted Subsidiary or Restricted Affiliate of the assets of any person which constitute substantially all of an operating unit or line of business of such person or which is otherwise outside of the ordinary course of business.

   "Asset Sale" means any direct or indirect sale, conveyance, transfer or lease (that has the effect of a disposition and is not for security purposes) or other disposition (that is not for security purposes) to any person other than RCN or a Restricted Subsidiary, in one transaction or a series of related transactions, of (i) any Capital Stock of any Restricted Subsidiary (other than customary stock option programs) or any Restricted Affiliate, (ii) any assets of RCN or any Restricted Subsidiary or any Restricted Affiliate which constitute substantially all of an operating unit or line of business of RCN and the Restricted Subsidiaries and the Restricted Affiliates or (iii) any other property or asset of RCN or any Restricted Subsidiary or any Restricted Affiliates outside of the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (i) any disposition of properties and assets of RCN and/or the Restricted Subsidiaries that is governed under "--Consolidation, Merger, Sale of Assets, Etc." above, (ii) sales of property or equipment that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of RCN or any Restricted Subsidiary or Restricted Affiliate, as the case may be, and (iii) for purposes of the covenant "Disposition of Proceeds of Asset Sales," any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions occurring within one year, either (x) involving assets with a Fair Market Value not in excess of $500,000 or (y) which constitutes the incurrence of a Capitalized Lease Obligation.

   "Average Life to Stated Maturity" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments; provided that, in the case of any Capitalized Lease Obligation, all calculations hereunder shall give effect to any applicable options to renew in favor of RCN or any Restricted Subsidiary or Restricted Affiliate.

   "BECO Joint Venture" means RCN-BECOCOM, LLC, a Massachusetts limited liability company formed under the terms of a Joint Venture Agreement dated as of December 23, 1996 between RCN Telecom Services, Inc. and Boston Energy Technology Group, Inc.

   "Board" means the Board of Directors of RCN.

   "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of RCN to have been duly adopted by the Board and to be in full force and effect on the date of such certification, and delivered to the Trustee.

   "Buildout Costs" means the cost of the construction, expansion, development or acquisition (other than an Asset Acquisition of any person that is not a Restricted Affiliate on the Issue Date) of properties or assets (tangible or intangible) to be utilized, directly or indirectly, for the design, development, construction, installation, integration, management or provision of a Permitted Business.

   "Buildout Indebtedness" means Indebtedness incurred by RCN and/or any Restricted Subsidiary and/or any Restricted Affiliate to the extent the proceeds thereof are used to finance or support Buildout Costs in respect of a Permitted Business of RCN and/or any Restricted Subsidiary and/or Restricted Affiliate.

   "Capital Stock" means, with respect to any person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and/or non-voting) of, such person's capital stock, whether outstanding on the Issue Date or issued after the Issue Date, and any and all rights (other than any evidence of Indebtedness), warrants or options exchangeable for or convertible into such capital stock.

   "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed, immovable or movable) that is required to be classified and accounted for as a capitalized lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

   "Cash Equivalents" means (i) any evidence of Indebtedness (with, for purposes of the covenant "Disposition of Proceeds of Asset Sales" only, a maturity of 365 days or less) issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof or such Indebtedness constitutes a general obligation of such country);
(ii) deposits, certificates of deposit or acceptances (with, for purposes of the covenant "Disposition of Proceeds of Asset Sales" only, a maturity of 365 days or less) of any financial institution that is a member of the Federal Reserve System, in each case having combined capital and surplus and undivided profits (or any similar capital concept) of not less than $500.0 million and whose senior unsecured debt is rated at least "A-1" by S&P or "P-1" by Moody's;
(iii) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate of RCN) organized under the laws of the United States or any State thereof and rated at least "A-1" by S&P or "P-1" by Moody's; (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States Government maturing within 365 days from the date of acquisition; and (v) money market funds which invest substantially all of their assets in securities described in the preceding clauses (i) through (iv).

   "Change of Control" is defined to mean the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Kiewit Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of RCN; or
(b) RCN consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, RCN, in any such event pursuant to a transaction in which the outstanding Voting Stock of RCN is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of RCN is converted into or exchanged for (1) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation or its parent corporation and/or (2) cash, securities and other property in an amount which could be paid by RCN as a Restricted Payment under the Indenture and (ii) immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange
Act), excluding the Kiewit Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation or its parent corporation, as applicable; or (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the stockholders of RCN was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than by action of the Kiewit Holders) to constitute a majority of the Board then in office.

   "Common Stock" means, with respect to any person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such person's common stock whether outstanding at the Issue Date, and includes, without limitation, all series and classes of such common stock.

   "Consolidated Income Tax Expense" means, with respect to any period, the aggregate provision for United States corporation, local, foreign and other income taxes of RCN and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP and of each of the Restricted Affiliates for such period as determined on a consolidated basis in accordance with GAAP.

   "Consolidated Interest Expense" means, with respect to any period, without duplication, the sum of (i) the interest expense of RCN and the Restricted Subsidiaries and the Restricted Affiliates for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and similar transactions and (e) all accrued interest, (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued during such period as determined on a consolidated basis in accordance with GAAP and (iii) the amount of dividends in respect of Disqualified Stock paid during such period.

   "Consolidated Net Income" means, with respect to any period, the consolidated net income of RCN and the Restricted Subsidiaries for such period in accordance with GAAP, adjusted, without duplication, (A) to include the consolidated net income of the Restricted Affiliates only to the extent of the equity interest of RCN and the Restricted Subsidiaries and (B) adjusted, to the extent included in calculating such adjusted consolidated net income of RCN and the Restricted Subsidiaries, by excluding, without duplication, (i) all extraordinary, unusual or nonrecurring gains or losses of such person (net of fees and expenses relating to the transaction giving rise thereto) for such period, (ii) subject to clause (A) above, income of RCN and the Restricted Subsidiaries and the Restricted Affiliates derived from or in respect of all unconsolidated Investments, except to the extent of any dividends or distributions actually received by RCN or any Restricted Subsidiary, (iii) the portion of net income (or loss) of such person allocable to minority interests in Restricted Subsidiaries and Restricted Affiliates for such period, (iv) net income (or loss) of any other person combined with RCN or any Restricted Subsidiary or Restricted Affiliate on a "pooling of interests" basis attributable to any period prior to the date of combination, (v) any gain or loss, net of taxes, realized by such person upon the termination of any employee pension benefit plan during such period, (vi) gains or losses in respect of any Asset Sales (net of fees and expenses relating to the transaction giving rise thereto) during such period and (vii) except to the extent permitted by clause (vii) of the covenant "Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries," the net income of any Restricted Subsidiary or Restricted Affiliate for such period to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary or Restricted Affiliate of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or Restricted Affiliate or its stockholders.

   "Consolidated Operating Cash Flow" means, with respect to any period, the Consolidated Net Income for such period increased, only to the extent (which, in the case of the Restricted Affiliates, means to the extent of the equity interest of RCN and the Restricted Subsidiaries) deducted in arriving at Consolidated Net Income for such period, by the sum of (i) the Consolidated Income Tax Expense accrued according to GAAP for such period (other than taxes attributable to extraordinary gains or losses and gains and losses from Asset Sales); (ii) Consolidated Interest Expense for such period; (iii) depreciation of RCN and the Restricted Subsidiaries and the Restricted Affiliates for such period; (iv) amortization of RCN and the Restricted Subsidiaries and the Restricted Affiliates for such period, including, without limitation, amortization of capitalized debt issuance costs for such period, all determined on a consolidated basis in accordance with GAAP; and (v) other non-cash charges decreasing Consolidated Net Income.

   "Consolidated Pro Forma Operating Cash Flow" means Consolidated Operating Cash Flow for the latest four fiscal quarters for which consolidated financial statements of RCN are available. For purposes of calculating "Consolidated Operating Cash Flow" for any four fiscal quarters for purposes of this definition, (i) any Subsidiary of RCN that is a Restricted Subsidiary on the date of the transaction giving rise to the need to calculate "Consolidated Pro Forma Operating Cash Flow" (the "Transaction Date") (or would become a Restricted Subsidiary in connection with the transaction that requires determination of such amount) shall be deemed to have been a Restricted Subsidiary at all times during such four fiscal quarters, (ii) any Joint Venture that is a Restricted Affiliate on the Transaction Date (or would become a Restricted Affiliate in connection with the transaction that requires the determination of such amount) shall be deemed to have been a Restricted Affiliate at all times during such four fiscal quarters, (iii) any Subsidiary of RCN that is not a Restricted Subsidiary on the Transaction Date (or would cease to be a Restricted Subsidiary in connection with the transaction that requires the determination of such amount) shall be deemed not to have been a Restricted Subsidiary at any time during such four fiscal quarters and (iv) any Joint Venture that is not a Restricted Affiliate on the Transaction Date (or would cease to be a Restricted Affiliate in connection with the transaction that requires the determination of such amount) shall be deemed not to have been a Restricted Affiliate at any time during such four fiscal quarters. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Operating Cash Flow" shall be calculated after giving effect on a pro forma basis for the applicable four fiscal quarter period to, without duplication, any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of RCN's or one of the Restricted Subsidiaries' or Restricted Affiliates' (including any person who becomes a Restricted Subsidiary or Restricted Affiliate as a result of the Asset Acquisition) incurring Acquired Indebtedness) occurring during the period commencing on the first day of such four fiscal quarter period to and including the Transaction Date, as if such Asset Sale or Asset Acquisition occurred on the first day of such period.

   "Consolidation" means (i) with respect to RCN, the consolidation of the accounts of the Restricted Subsidiaries with those of RCN, all in accordance with GAAP; provided that "consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary or Restricted Affiliate with the accounts of RCN and (ii) with respect to any Restricted Affiliate, the consolidation of the accounts of the Subsidiaries of such Restricted Affiliate with those of such Restricted Affiliate, all in accordance with GAAP. The term "consolidated" has a correlative meaning to the foregoing.

   "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

   "Default Amount" means, the principal, premium, if any, and accrued and unpaid interest, if any, in respect of the Notes.

   "Designation Amounts" means, at any date of determination, the sum of all US Designation Amounts and all JV Revocation Amounts.

   "Designation" has the meaning set forth under "--Certain Covenants-- Designations of Unrestricted Subsidiaries."

   "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of the Board of Directors of RCN other than a director who (i) has any material direct or indirect financial interest in or with respect to such transaction or series of related transactions or (ii) is an employee or officer of RCN or an Affiliate that is itself a party to such transaction or series of transactions or an Affiliate of a party to such transaction or series of related transactions.

   "Disqualified Stock" means, with respect to any person, any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or becomes mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or becomes exchangeable for Indebtedness at the option of the holder thereof, or becomes redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Notes; provided such Capital Stock shall only constitute Disqualified Stock to the extent it so matures or becomes so redeemable or exchangeable on or prior to the final maturity date of the applicable Notes; provided, further, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the final maturity date of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Disposition of Proceeds of Asset Sales" and "Change of Control" covenants described above and such Capital Stock specifically provides that such person will not repurchase or redeem any such stock pursuant to such provision prior to RCN's repurchase of such Notes as are required to be repurchased pursuant to the "Disposition of Proceeds of Asset Sales" and "Change of Control" covenants described above and at all times subject to the covenant "Limitation on Restricted Payments."

   "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

   "Fair Market Value" means, with respect to any asset or property, the price that could be negotiated in an arms-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Any Asset Sale pursuant to the terms of the deadlock event "buy-sell" arrangements in Section 7.8 of the Amended and Restated Operating Agreement of RCN-BECOCOM, LLC, as in effect on the Issue Date, or Section 7.15 of the Amended and Restated Operating Agreement of Starpower Communications, LLC, as in effect on the Issue Date, shall be deemed to have been made for Fair Market Value. Unless otherwise specified in the Indenture, Fair Market Value shall be determined by the Board acting in good faith and shall be evidenced by a Board Resolution.

   "GAAP" means, at any date of determination, generally accepted accounting principles in effect in the United States and which are applicable as of the date of determination and which are consistently applied for all applicable periods.

   "Guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

   "Indebtedness" means, with respect to any person, without duplication, (i) any liability, contingent or otherwise, of such person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof) or (B) evidenced by a note, debenture or similar instrument or letter of credit (including a purchase money obligation) or (C) for the payment of money relating to a Capitalized Lease Obligation or other obligation relating to the deferred purchase price of property or (D) in respect of an Interest Rate Obligation or currency agreement; or (ii) any liability of others of the kind described in the preceding clause (i) which the person has guaranteed or which is otherwise its legal liability; or (iii) any obligation secured by a Lien (other than Liens on Capital Stock or Indebtedness of any Unrestricted Subsidiary) to which the property or assets of such person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such person's legal liability (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured); (iv) all Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends; and (v) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i), (ii), (iii) or (iv). In no event shall "Indebtedness" include trade payables and accrued liabilities that are current liabilities incurred in the ordinary course of business, excluding the current maturity of any obligation which would otherwise constitute Indebtedness. For purposes of the covenants "Limitation on Additional Indebtedness" and "Limitation on Restricted Payments" and the definition of "Events of Default," in determining the principal amount of any Indebtedness to be incurred by RCN or a Restricted Subsidiary or which is outstanding at any date, the principal amount of any Indebtedness which provides that an amount less than the principal amount at maturity thereof shall be due upon any declaration of acceleration thereof shall be the accreted value thereof at the date of determination. Indebtedness of any person that becomes a Restricted Subsidiary shall be deemed incurred at the time that such person becomes a Restricted Subsidiary.

   "Independent Financial Advisor" means a United States investment banking, consulting or accounting firm of national standing in the United States (i) which does not, and whose directors, officers and employees or Affiliates do not have, a material direct or indirect financial interest in RCN or any of its Subsidiaries or Affiliates and (ii) which, in the judgment of the Board, is otherwise independent and qualified to perform the task for which it is to be engaged.

   "Interest Rate Obligations" means the obligations of any person pursuant to any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount and shall include without limitation, interest rate swaps, caps, floors, collars, forward interest rate agreements and similar agreements.

   "Investment" means, with respect to any person, any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (including, without limitation, by means of any guarantee) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), or any purchase or ownership of any stocks, bonds, notes, debentures or other securities of, any other person. Notwithstanding the foregoing, in no event shall any issuance of Capital Stock (other than Disqualified Stock) of RCN in exchange for Capital Stock, property or assets of another person constitute an Investment by RCN in such other person.

   "Issue Date" means the original date of issuance of the Notes.

   "JV Designation" has the meaning set forth under "--Certain Covenants-- Designation of Restricted Affiliates."

   "JV Designation Amount" has the meaning set forth under "--Certain Covenants--Designation of Restricted Affiliates."

   "JV Revocation" has the meaning set forth under "--Certain Covenants-- Designation of Restricted Affiliates."

   "Joint Venture" means any person engaged in a Permitted Business in which RCN or one of the Restricted Subsidiaries (the "RCN Partner") owns not less than 50% of the Voting Stock and not less than 50% of each class of Capital Stock and in respect of which (a) there are no more than five other beneficial holders of Capital Stock and Voting Stock (the "Other Partners"), (b) all of its Subsidiaries are wholly owned by such person and (c) the RCN Partner and the Other Partners have entered into contractual arrangements that require their joint consent to take actions in respect of any of the following: (1) the payment or distribution of any dividends, whether in cash or other property, by such person or any of its Subsidiaries to the RCN Partner; (2) the making of any advance or loan of any cash or other property by such person or any of its Subsidiaries to RCN or any of the Restricted Subsidiaries; (3) the incurrence of any Indebtedness by such person or any of its Subsidiaries; or (4) any other material operating or financial decision with respect to the business of such person or any of its Subsidiaries; provided that customary financial and other restrictive covenants in any loan or advances made by the RCN Partner and the Other Partners to such person or any of its Subsidiaries and not entered into with the purpose of influencing the management of such person or any of its Subsidiaries shall not, by itself, cause such person to not constitute a Joint Venture.

   "Kiewit Holders" means Peter Kiewit Sons' Inc., Level 3 Communications, Inc. and Level 3 Telecom Holdings, Inc. and any of their respective controlled Affiliates.

   "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A person shall be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

   "Material Restricted Subsidiary" means any Restricted Subsidiary of RCN, which, at any date of determination, is a "Significant Subsidiary" (as that term is defined in Regulation S-X issued under the Securities Act), but shall, in any event, include (x) any Guarantor or (y) any Restricted Subsidiary of RCN which, at any date of determination, is an obligor under any Indebtedness in an aggregate principal amount equal to or exceeding $10 million.

   "Moody's" means Moody's Investors Service.

   "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash (including assumed liabilities and other items deemed to be cash under the proviso to the first sentence of the covenant "Disposition of Proceeds of Asset Sales") or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to RCN or any Restricted Subsidiary or Restricted Affiliate) net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants, consultants and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any person (other than RCN or any Restricted Subsidiary or any Restricted Affiliate) owning a beneficial interest in or having a Permitted Lien on the assets subject to the Asset Sale and (iv) appropriate amounts to be provided by RCN or any Restricted Subsidiary or any Restricted Affiliate, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by RCN or any Restricted Subsidiary or any Restricted Affiliate, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee.

   "New Joint Venture" means any Joint Venture (excluding in any event the BECO Joint Venture and the Starpower Joint Venture) formed after the Issue Date and in which no Investment has been made on or prior to the Issue Date.

   "9.80% Notes Issue Date" means February 6, 1998.

   "Other Partners" has the meaning set forth in the definition of "Joint Venture."

   "Other Senior Debt Pro Rata Share" means under the Indenture the amount of the applicable Excess Proceeds obtained by multiplying the amount of such Excess Proceeds by a fraction, (i) the numerator of which is the aggregate accreted value and/or principal amount, as the case may be, of all Indebtedness (other than (x) the Notes and (y) Subordinated Indebtedness) of RCN outstanding at the time of the applicable Asset Sale with respect to which RCN is required to use Excess Proceeds to repay or make an offer to purchase or repay and (ii) the denominator of which is the sum of (a) the aggregate principal amount of all Notes that are outstanding at the time of the offer to purchase or repay with respect to the applicable Asset Sale and (b) the aggregate principal amount or the aggregate accreted value, as the case may be, of all other Indebtedness (other than Subordinated Indebtedness) of RCN outstanding at the time of the applicable Asset Sale Offer with respect to which RCN is required to use the applicable Excess Proceeds to offer to repay or make an offer to purchase or repay.

   "Permitted Business" means any telecommunications business (including, without limitation, the development and provision of voice, video and data transmission products, services and systems), and any business reasonably related to the foregoing.

   "Permitted Credit Facility" means (i) any senior commercial term loan and/or revolving credit facility (including any letter of credit subfacility) entered into principally with commercial banks and/or other financial institutions typically party to commercial loan agreements and (ii) any senior credit facility entered into with any vendor or supplier (or any financial institution acting on behalf of or for the purpose of directly financing purchases from such vendor or supplier) to the extent the Indebtedness thereunder is incurred for the purpose of financing the cost (including the cost of design, development, construction, manufacture or acquisition) of personal property or fixtures used, or to be used, in a Permitted Business.

   "Permitted Indebtedness" means the following Indebtedness (each of which shall be given independent effect):

     (a) Indebtedness under the Notes and the Indenture;

     (b) Indebtedness of RCN and/or any Restricted Subsidiary and/or any Restricted Affiliate outstanding on the Issue Date;

     (c) (i) Indebtedness of any Restricted Subsidiary or Restricted Affiliate owed to and held by RCN or a Restricted Subsidiary or Restricted Affiliates and (ii) Indebtedness of RCN, not secured by any Lien, owed to and held by any Restricted Subsidiary or Restricted Affiliate; provided that an incurrence of Indebtedness shall be deemed to have occurred upon
  (x) any sale or other disposition (excluding assignments as security to financial institutions) of any Indebtedness of RCN or a Restricted Subsidiary or Restricted Affiliate referred to in this clause (c) to a person (other than RCN or a Restricted Subsidiary or Restricted Affiliate) or (y) any sale or other disposition by RCN or any Restricted Subsidiary of Capital Stock of a Restricted Subsidiary or Restricted Affiliate, or Designation of an Unrestricted Subsidiary or JV Revocation of a Restricted Affiliate, which holds Indebtedness of RCN or another Restricted Subsidiary or Restricted Affiliate such that such Restricted Subsidiary or Restricted Affiliate, in any such case, ceases to be a Restricted Subsidiary or Restricted Affiliate, as the case may be;

     (d) Interest Rate Obligations of RCN and/or any Restricted Subsidiary and/or any Restricted Affiliate relating to Indebtedness of RCN and/or such Restricted Subsidiary and/or such Restricted Affiliate, as the case may be (which Indebtedness (x) bears interest at fluctuating interest rates and (y) is otherwise permitted to be incurred under the "Limitation on Additional Indebtedness" covenant), but only to the extent that the notional principal amount of such Interest Rate Obligations does not exceed the principal amount of the Indebtedness (and/or Indebtedness subject to commitments) to which such Interest Rate Obligations relate;

     (e) Indebtedness of RCN and/or any Restricted Subsidiary and/or any Restricted Affiliate in respect of performance bonds of RCN or any Restricted Subsidiary or Restricted Affiliate or surety bonds provided by RCN or any Restricted Subsidiary or Restricted Affiliate incurred in the ordinary course of business;

     (f) Indebtedness of RCN and/or any Restricted Subsidiary and/or any Restricted Affiliate to the extent it represents a replacement, renewal, refinancing or extension (a "Refinancing") of outstanding

  Indebtedness of RCN and/or of any Restricted Subsidiary and/or any Restricted Affiliate incurred or outstanding pursuant to clause (a), (b),
  (g) or (h) of this definition or the proviso of the covenant "Limitation on Additional Indebtedness"; provided that (1) Indebtedness of RCN may not be Refinanced to such extent under this clause (f) with Indebtedness of any Restricted Subsidiary or Restricted Affiliate, (2) Indebtedness of a Restricted Affiliate may not be Refinanced with Indebtedness of RCN or a Restricted Subsidiary in an amount exceeding the RCN Share of such Indebtedness and (3) any such Refinancing shall only be permitted under this clause (f) to the extent that (x) it does not result in a lower Average Life to Stated Maturity of such Indebtedness as compared with the Indebtedness being Refinanced and (y) it does not exceed the sum of the principal amount (or, if such Indebtedness provides for a lesser amount to be due and payable upon a declaration of acceleration thereof, an amount no greater than such lesser amount) of the Indebtedness being Refinanced plus the amount of accrued interest thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such Refinancing and such reasonable fees and expenses incurred in connection therewith;

     (g) Buildout Indebtedness (including under one or more Permitted Credit Facilities); provided that no Indebtedness may be incurred under this clause (g) on any date on or after June 1, 2003;

     (h) Indebtedness of RCN and/or any Restricted Subsidiary and/or any Restricted Affiliate incurred under one or more Permitted Credit Facilities, and any Refinancings (whether an initial Refinancing or one or more successive Refinancings) of the foregoing otherwise incurred in compliance with clause (f), such that the aggregate principal amount of the Indebtedness of RCN and the Restricted Subsidiaries and the RCN Share of any Indebtedness of a Restricted Affiliate does not exceed $150 million at any time outstanding; provided, however, such amount shall be increased to $200 million if RCN shall designate as a Restricted Affiliate pursuant to the covenant "Designations of Restricted Affiliates" a Joint Venture formed to develop a Permitted Business in a Metropolitan Statistical Area which contains greater than 400,000 households; (i) Subordinated Indebtedness of any Restricted Affiliate owed to and held by any of the Other Partners in such Restricted Affiliate to the extent (x) such Indebtedness is incurred to fund the proportionate share (based upon equity ownership) of RCN or any Restricted Subsidiary of any mandatory capital call made by such Restricted Affiliate and in respect of which RCN or such Restricted Subsidiary has defaulted and (y) such Indebtedness is not secured by any Lien; and

     (j) in addition to the items referred to in clauses (a) through (j) above, Indebtedness of RCN and/or the Restricted Subsidiaries having an aggregate principal amount not to exceed $10 million at any time outstanding.

   "Permitted Investments" means (a) Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) Interest Rate Obligations incurred in compliance with the covenant "Limitation on Additional Indebtedness"; and (d) Investments in RCN or any Restricted Subsidiary or Investments made in any person as a result of which such person becomes a Restricted Subsidiary.

   "Preferred Stock" means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) of such person's preferred or preference stock whether now outstanding, or issued after the Issue Date, and including, without limitation, all classes and series of preferred or preference stock of such person.

   "RCN Share" means, with respect to the Indebtedness of any Restricted Affiliate, an amount of such Indebtedness determined by reference to the percentage common equity interest of RCN and the Restricted Subsidiaries in such Restricted Affiliate.

   "Refinancing" has the meaning set forth in clause (f) of the definition of "Permitted Indebtedness."

   "Restricted Affiliate" means any Joint Venture designated as such pursuant to and in compliance with the covenant "Designation of Restricted Affiliates," until an effective JV Revocation in respect thereof has been made.

   "Restricted Affiliate Group" means, collectively, any Restricted Affiliate whose Capital Stock is owned directly by RCN or a Restricted Subsidiary and all of its Subsidiaries.

   "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution on Capital Stock of RCN or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of RCN (other than dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of RCN or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Stock) of RCN; (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of RCN (other than any such Capital Stock owned by RCN or a Wholly Owned Restricted Subsidiary); (iii) the purchase, redemption, defeasance or other acquisition or retirement for value prior to any scheduled repayment, sinking fund or maturity of any Subordinated Indebtedness (other than any Subordinated Indebtedness held by a Wholly Owned Restricted Subsidiary); or (iv) the making by RCN or any Restricted Subsidiary or any Restricted Affiliate of any Investment (other than a Permitted Investment) in any person.

   "Restricted Subsidiary" means any Subsidiary of RCN that has not been designated by the Board, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant "Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution delivered to the Trustee, subject to the provisions of such covenant.

   "Restricted Subsidiary Indebtedness" means Indebtedness of any Restricted Subsidiary (i) which is not subordinated to any other Indebtedness of such Restricted Subsidiary and (ii) in respect of which RCN is not also obligated (by means of a guarantee or otherwise) other than, in the case of this clause
(ii), Indebtedness under any Permitted Credit Facilities.
   "Revocation" has the meaning set forth under "--Certain Covenants-- Designations of Unrestricted Subsidiaries."

   "S&P" means Standard & Poor's Corporation.

   "Senior Debt Securities" means any unsubordinated debt securities (including any guarantee of such securities) issued by RCN and/or any Restricted Subsidiary and/or any Restricted Affiliate, whether in a public offering or a private placement; it being understood that the term "Senior Debt Securities" shall not include any Permitted Credit Facility or other commercial bank borrowings or similar borrowings, recourse transfers of financial assets, capital leases or other types of borrowings issued in a manner not customarily viewed as a "securities offering."

   "Starpower Joint Venture" means Starpower Communications LLC, an unregulated limited liability company organized on October 28, 1997 pursuant to a Certificate of Formation and governed by an Amended and Restated Operating Agreement dated as of December 18, 1997 between RCN Telecom Services of Washington, Inc. and Pepco Communications, L.L.C.

   "Subordinated Indebtedness" means any Indebtedness of RCN or any Guarantor which is expressly subordinated in right of payment to any other Indebtedness of RCN or such Guarantor; provided that, for purposes of the covenants "Limitation on Liens Securing Certain Indebtedness" and "Limitation on Certain Guarantees and Indebtedness of Restricted Subsidiaries and Restricted Affiliates," "Subordinated Indebtedness" means any Indebtedness of RCN or any Restricted Subsidiary or Restricted Affiliate that is expressly subordinated in right of payment to any other Indebtedness of such person.

   "Subsidiary" means, with respect to any person, (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such person, or (ii) any other person of which at least a majority of voting interest is at the time, directly or indirectly, owned by such person. In no event shall "Subsidiary" include any Joint Venture.

   "Total Affiliate Indebtedness" means, at any date of determination, with respect to any Restricted Affiliate, the aggregate consolidated amount of all Indebtedness of such Restricted Affiliate and its Subsidiaries outstanding as of the date of determination.

   "Total Consolidated Indebtedness" means, at any date of determination, an amount equal to the sum of (i) the aggregate amount of all Indebtedness of RCN and the Restricted Subsidiaries and (ii) the sum of the RCN Share of the Indebtedness of each of the Restricted Affiliates, in each case outstanding as of the date of determination and determined on a consolidated basis.

   "Total Invested Equity Capital" means, at any time of determination, the sum of, without duplication, (i) $216.6 million plus (ii) the aggregate cash proceeds received by RCN from capital contributions in respect of existing Capital Stock (other than Disqualified Stock) or the issuance or sale of Capital Stock (other than Disqualified Stock but including the Common Stock Offering and Capital Stock issued upon conversion of convertible Indebtedness or from the exercise of options, warrants or rights to purchase Capital Stock (other than Disqualified Stock)) on or subsequent to the 9.80% Notes Issue Date, other than to a Restricted Subsidiary or to a Restricted Affiliate; plus
(iii) the aggregate cash proceeds received by RCN or any Restricted Subsidiary from the sale, disposition or repayment of any Investment made after the 9.80% Notes Issue Date and constituting a Restricted Payment (other than any Investments made pursuant to clause (iv) of the second paragraph of the covenant "Limitation on Restricted Payments") in an amount equal to the lesser of (a) the return of capital with respect to such Investment and (b) the initial amount of such Investment, in either case, less the cost of the disposition of such Investment, plus (iv) in the case of the Revocation of the Designation of a Subsidiary as an Unrestricted Subsidiary, an amount equal to the consolidated Net Investment in such Subsidiary on the date of Revocation but not in an amount exceeding the net amount of any Investments constituting Restricted Payments made (or deemed made) in such Subsidiary after the 9.80% Notes Issue Date plus (v) in the case of the JV Designation after the 9.80% Notes Issue Date of a New Joint Venture as a Restricted Affiliate, an amount equal to the consolidated net Investment in such New Joint Venture on the date of such JV Designation but not in an amount exceeding the net amount of any Investments constituting Restricted Payments made (or deemed made) in such New Joint Venture after the 9.80% Notes Issue Date minus (vi) the aggregate amount of all Restricted Payments (other than Restricted Payments referred to in clause (iv) or clause (iii)(B) of the second paragraph of the covenant "Limitation on Restricted Payments") declared or made on and after the 9.80% Notes Issue Date.

   "Unrestricted Subsidiary" means any Subsidiary of RCN designated as such pursuant to and in compliance with the covenant "Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution delivered to the applicable Trustee, subject to the provisions of such covenant.

   "US Designation Amount" has the meaning set forth under "--Certain Covenants--Designation of Unrestricted Subsidiaries."

   "U.S. Government Securities" means securities that are direct obligations of the United States of America for the payment of which its full faith and credit is pledged.

   "Voting Stock" means, with respect to any person, the Capital Stock of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such person.

   "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary in which all of the outstanding Capital Stock is owned by RCN or another Wholly Owned Restricted Subsidiary. For the purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Restricted Subsidiary.

Book-Entry; Delivery and Form

   The Notes will be represented by one or more permanent global notes in definitive, fully registered book-entry form (the "Global Securities") which will be registered in the name of a nominee of the Depository Trust

Company ("DTC") and deposited on behalf of purchasers of the Notes represented thereby with a custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at DTC.

   The Global Securities. The Company expects that pursuant to procedures established by DTC (a) upon issuance of the Global Securities, DTC or its custodian will credit on its internal system portions of the Global Securities which shall be comprised of the corresponding respective amounts of the Global Securities to the respective accounts of persons who have accounts with such depositary and (b) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants (as defined below)) and the records of Participants (with respect to interests of persons other than Participants). Ownership of beneficial interests in the Global Securities will be limited to persons who have accounts with DTC ("Participants") or persons who hold interests through Participants.

   So long as DTC or its nominee is the registered owner or holder of any of the Notes, DTC or such nominee will be considered the sole owner or holder of such Notes represented by the Global Securities for all purposes under the Indenture and under the Notes represented thereby. No beneficial owner of an interest in the Global Securities will be able to transfer such interest except in accordance with the applicable procedures of DTC in addition to those provided for under the Indenture.

   Payments of the principal of, premium, if any, and interest on the Notes represented by the Global Securities will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any paying agent under the Indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

   The Company expects that DTC or its nominee, upon receipt of any payment of the principal of, premium, if any, and interest on the Notes represented by the Global Securities, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Global Securities as shown on the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in the Global Securities held through such Participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payment will be the responsibility of such Participants.

   Transfers between Participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the Global Securities in accordance with the normal procedures of DTC and in accordance with the procedures set forth in the Indenture.

   Any beneficial interest in one of the Global Securities that is transferred to a person who takes delivery in the form of an interest in the other Global Security will, upon transfer, cease to be an interest in such Global Security and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Security for as long as it remains such an interest.

   DTC has advised the Company that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in the Global Securities are credited and only in respect of the aggregate principal amount of as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Securities for Certificated Securities, which it will distribute to its Participants.

   DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

   Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Securities among Participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither RCN nor either Trustee will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

   Certificated Securities. Interests in the Global Securities will be exchanged for Certificated Securities if (i) DTC notifies the Company that it is unwilling or unable to continue as depositary for the Global Securities, or DTC ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depositary is not appointed by the Company within 90 days, or (ii) an Event of Default has occurred and is continuing with respect to the Notes. Upon the occurrence of any of the events described in the preceding sentence, the Company will cause the appropriate Certificated Securities to be delivered.

              IMPORTANT UNITED STATES FEDERAL TAX CONSIDERATIONS
                         OF THE NOTES TO NON-U.S. HOLDERS

   This is a general discussion of certain United States federal tax consequences of the acquisition, ownership, and disposition of our notes by a holder that, for U.S. federal income tax purposes, is not a U.S. person as we define that term below. A holder of our notes who is not a U.S. person is a non-U.S. holder. We assume in this discussion that you will hold our notes issued pursuant to the offering as a capital asset (generally, property held for investment). We do not discuss all aspects of U.S. federal taxation that may be important to you in light of your individual investment circumstances, such as special tax rules that would apply to you, for example, if you are a dealer in securities, financial institution, bank, insurance company, tax-exempt organization or partnership. Our discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service and other applicable authorities, all as in effect on the date of this prospectus and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS with respect to the tax consequences discussed in this prospectus, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained. We urge you to consult your tax advisor about the U.S. federal tax consequences of acquiring, holding, and disposing of our notes, as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction.

   For purposes of this discussion, a U.S. person means any one of the following:

  .  a citizen or resident of the U.S.

  . a corporation, partnership, or other entity created or organized in the U.S. or under the laws of the U.S. or of any political subdivision of the U.S.

  . an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source

  . a trust, the administration of which is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust

Interest

   Interest paid to a non-U.S. holder will generally not be subject to withholding of U.S. federal income tax provided that all of the following are true:

  . the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all our classes of stock entitled to vote

  . the non-U.S. holder is not a controlled foreign corporation to which we are a related person for U.S. federal income tax purposes

  . the non-U.S. holder certifies, under penalties of pejury, that it is a non-U.S. holder and provides its name and address

   Interest paid to a non-U.S. holder that does not qualify for the above exception from withholding tax would generally be subject to withholding of U.S. federal income tax at the rate of 30% unless the non-U.S. holder of the note provides us or our paying agent, as the case may be, with a properly executed (1) IRS Form 1001 (or successor form) claiming an exemption from (or reduction in) withholding under the benefit of an applicable tax treaty or (2) IRS Form 4224 (or successor form) stating that the interest paid on the note is not subject to withholding tax because it is effectively connected with the non-U.S. holder's conduct of a trade or business in the U.S. If, however, the interest is effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder, the interest will be subject to U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally, and, for corporate holders and under certain circumstances, the branch profits tax. Non-U.S. holders should consult any applicable income tax treaties that may provide for a reduction of, or exemption from, withholding taxes.

Gain on disposition

   A non-U.S. holder will generally not be subject to United States federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of our notes unless any one of the following is true:

  . the gain is effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder

  . the non-U.S. holder is a nonresident alien individual present in the U.S. for 183 or more days in the taxable year of the disposition and certain other requirements are met

  . the non-U.S. holder is subject to tax pursuant to provisions of the U.S. federal income tax law applicable to certain United States expatriates

   Gain that is effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder will be subject to the U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally, and, for corporate holders and under certain circumstances, the branch profits tax, but will generally not be subject to withholding. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

United States federal estate taxes

   A note that is owned or treated as owned by an individual who is not a citizen or resident of the U.S., as specially defined for U.S. federal estate tax purposes, on the date of that person's death will not be included in his or her estate for U.S. federal estate tax purposes, provided that both of the following are true:

  . the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote on the date of that person's death

  . the interest on the note would not have been effectively connected with the conduct of trade or business in the U.S. if it had been received by that person on the date of that person's death

Information reporting and backup withholding

   Generally, we must report annually to the IRS and to each non-U.S. holder the amount of interest that we paid to that holder, and the amount of tax that we withheld on the interest. This information may also be made available to the tax authorities of a country in which the non-U.S. holder resides.

   Under current U.S. Treasury regulations, U.S. information reporting requirements and backup withholding tax at a rate of 31% will generally apply to interest and gross proceeds received with respect to a note. Backup withholding tax will generally not apply to interest and gross proceeds received by a non-U.S. holder who furnishes a certificate of foreign status and makes any other required certification, or who is otherwise exempt from backup withholding. Generally, a non-U.S. holder will provide this certification on IRS Form W-8 (Certificate of Foreign Status). Payments to or through a U.S. office of a broker of the proceeds of a sale, exchange or other disposition of a note are subject to both backup withholding at a rate of 31% and information reporting, unless the holder certifies as to its non-U.S. holder status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements, but not backup withholding tax, will also apply to payments of the proceeds of a sale of a note by foreign offices of U.S. brokers, or foreign brokers with certain types of relationships to the U.S., unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain other conditions are met, or the holder otherwise establishes an exemption.

   Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-U.S. holder's U.S. federal income tax liability if certain required information is furnished to the IRS.

   The U.S. Treasury Department has promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, those regulations do not significantly alter the substantive withholdings and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. The final regulations are generally effective for payments made after December 31, 2000, subject to transition rules.

                                  UNDERWRITING

   Subject to the terms and conditions set forth in the underwriting agreement dated the date hereof, each underwriter named below has severally agreed to purchase, and RCN has agreed to sell to such underwriter, the principal amount of notes set forth opposite the name of such underwriter.

                                                                Principal Amount
Name                                                                of Notes
----                                                            ----------------
Salomon Smith Barney Inc.......................................   $225,000,000
Morgan Stanley & Co. Incorporated..............................     93,750,000
Merrill Lynch, Pierce, Fenner & Smith
     Incorporated .............................................     56,250,000
                                                                  ------------
  Total........................................................   $375,000,000
                                                                  ============

   The underwriting agreement provides that the obligations of the several underwriters to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and certain other conditions. The underwriters must purchase all of the notes if they purchase any of the notes.

   The underwriters propose to offer the notes at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the notes to the public, the public offering price may be changed by the underwriters.

   In connection with this offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

   The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

   Any of these activities may cause the price of the notes to be higher than the price that otherwise would exist in the over-the-counter market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

   RCN estimates that its total expenses of this offering will be $100,000.

   The underwriters have performed investment banking and other advisory services for RCN from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for RCN in the ordinary course of their business.

   RCN has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect of any of those liabilities.

                                    EXPERTS

   The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of 21st Century Telecom Group, Inc. as of December 31, 1998 and March 31, 1998, and for the nine months ended December 31, 1998 and for each of the two years in the period ended March 31, 1998, appearing in the 21st Century Telecom Group, Inc. 10-K for the nine months ended December 31, 1998 and included in RCN's Form 8-K filed December 17, 1999 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                 LEGAL MATTERS

   The validity of the notes offered by this prospectus will be passed on for RCN Corporation by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

PROSPECTUS

                                 [LOGO OF RCN]

                                 $1,000,000,000

                                 consisting of:

                                  $969,611,899

                 Common Stock, Preferred Stock, Debt Securities

                                1,107,539 Shares

                                  Common Stock

                                RCN Corporation

                               ----------------

   We may offer common stock, preferred stock or debt securities, and one of our shareholders may offer up to 1,107,539 shares of our common stock, from time to time. Specific terms of securities offered by us will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

                               ----------------

   Our common stock trades on the Nasdaq National Market under the symbol
"RCNC".

                               ----------------

   Investing in these securities involves certain risks. See "Risk Factors" beginning on page 7.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is October 6, 1999

   You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                               ----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Summary....................................................................   2
Risk Factors...............................................................   6
Where You Can Find More Information........................................  12
Special Note on Forward-Looking Statements.................................  12
Use of Proceeds............................................................  12
Dividends..................................................................  13
Market Price and Dividend Information......................................  13
Selected Historical Consolidated Financial Data............................  14
Business...................................................................  16
Description of Capital Stock...............................................  21
Description of Debt Securities.............................................  26
Selling Shareholder........................................................  33
Plan of Distribution.......................................................  34
Legal Matters..............................................................  35
Experts....................................................................  35

                                    SUMMARY

   This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the financial data and related notes, before making an investment decision.

   We are building high-speed, high-capacity advanced fiber optic networks in selected markets with high levels of population density. Our strategy is to become the leading single source provider of voice, video and data services to residential customers in each of our markets by offering individual or bundled service options, superior customer service and competitive prices. We are also constructing our networks with significant excess capacity in order to accommodate expanded services in the future.

   Our initial advanced fiber optic networks have been established in selected markets in the Boston to Washington, D.C. corridors, which includes New York City, and also in the San Francisco Bay area. In Boston and Washington, we operate through joint ventures with Boston Edison Company and PEPCO Communications, L.L.C., respectively. We are typically building the first true local network to compete with the aging infrastructure of the incumbent service providers in our markets.

   Because our network development plan involves relatively low fixed costs, we are able to schedule capital expenditures to meet expected subscriber growth in each major market. Our principal fixed costs in each such market are incurred in connection with the establishment of a video transmission and telephone switching facility. To make each market economically viable, it is then necessary to construct infrastructure to connect a minimum number of subscribers to the transmission and switching facility. We phase our market entry projects to ensure that we have sufficient cash on hand to fund this construction.

   We have extensive operating experience in the telephone, video and Internet industries and in the design, development and construction of telecommunications facilities. As of December 31, 1998, we had approximately 855,000 total service connections, including approximately 123,000 connections provided to customers on our advanced fiber optic network.

Business Strategy

      Our goal is to become the leading provider of communication services to residential customers in our target markets by pursuing the following key strategies:

  . Exploit the "Last Mile" Bottleneck in Existing Local Networks. Existing local networks are typically low capacity, single service facilities without the bandwidth for multiple or new services and revenue streams. We seek to be the first operator of an advanced fiber optic network offering advanced communications services to residential customers in our target markets.

  . Continue Construction of Advanced Fiber Optic Networks. Our advanced fiber optic networks are designed with sufficient capacity to meet the growing demand for high speed, high capacity, voice, video and data services. Our networks also have a significant amount of excess capacity which will be available for the introduction of new products.

  . Leverage our Network and Customer Base. We are able to leverage our network by delivering a broad range of communications products and by focusing on high density residential markets. This bandwidth capacity and home density allows us to maximize the revenue potential per mile of constructed network. We believe we can further exploit our network capacity and customer base by exploring opportunities to deliver new products and services in the future, including complementary commercial and wholesale products and services.

  . Offer Bundled Voice, Video and Data Services with Quality Customer Service. By connecting customers to our own network, we improve our operating economics and have complete control over our customers' experience with us.

  . Continue to Use Strategic Alliances. We have been able to enter markets quickly and efficiently and to reduce the up-front capital investment required to deploy our networks by entering into strategic alliances.

Connections

   Because we deliver a variety of services to our customers, we report the total number of our various revenue generating service connections for local telephone, video programming and Internet access. For example, a single customer who purchases local telephone, video programming and Internet access counts as three connections. The table below shows our growth in total connections and growth in customers connected to advanced fiber optic networks, which we refer to as "On-Net Connections".

                                                         As of
                                       -----------------------------------------
                                       12/31/97 3/31/98 6/30/98 9/30/98 12/31/98
                                       -------- ------- ------- ------- --------
Total Connections:
 Voice................................  28,114   44,950  60,480  78,950  95,890
 Video................................ 239,403  243,157 249,360 255,100 261,662
 Data.................................     150  370,538 400,148 474,127 497,809
                                       -------  ------- ------- ------- -------
  Total............................... 267,667  658,645 709,988 808,177 855,361
                                       -------  ------- ------- ------- -------
On-Net Connections....................  15,148   20,339  48,212  82,842 123,393
Homes Passed..........................  44,045   63,386 122,977 213,983 304,505
Marketable Homes......................      --       -- 111,187 181,353 270,406

   Our off-net connections are delivered through a variety of facilities including hybrid fiber/coaxial cable systems and a wireless video system.

                                ----------------

   Our principal executive offices are located at 105 Carnegie Center, Princeton, New Jersey, 08540, and our telephone number is (609) 734-3700. We maintain a website at www.rcn.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

                             About this Prospectus

   This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings for up to an aggregate total dollar amount of $969,611,899, and one of our shareholders may offer 1,107,539 shares of our common stock. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Sales by the selling shareholder may not require the provision of a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

                                  Risk Factors

   You should carefully consider all of the information in this prospectus and, in particular, you should evaluate the specific risk factors set forth under the caption "Risk Factors", beginning on page 7.

                 Summary Historical Consolidated Financial Data

   The table below sets forth our selected historical consolidated financial data. We did not operate as an independent company prior to September 30, 1997. Therefore, we had to make certain assumptions in preparing data for prior periods, and the data may not reflect the results of operations or the financial condition which would have resulted if we had operated as a separate, independent company during those periods. The data also do not necessarily indicate our future results of operations or financial condition.

   The selected historical consolidated financial data for the years ended December 31, 1998, 1997 and 1996 and as of December 31, 1998 and 1997 are derived from and should be read in conjunction with our audited historical consolidated financial statements incorporated by reference to our report on Form 10-K for the year ended December 31, 1998.

                                                  Year Ended December 31,
                                               -------------------------------
                                                 1996      1997        1998
                                               --------  ---------  ----------
Statement of Operations Data:
Total sales..................................  $104,910  $ 127,297  $  210,940
Costs and expenses, excluding depreciation
 and amortization............................    79,107    134,967     262,352
Nonrecurring charges.........................       --      10,000         --
Acquired research and development............       --         --       18,293
Depreciation and amortization................    38,881     53,205      89,088
                                               --------  ---------  ----------
Operating (loss).............................   (13,078)   (70,875)   (158,793)
Interest income..............................    25,602     22,824      58,679
Interest expense.............................   (16,046)   (25,602)   (112,239)
Other (expense) income, net..................      (546)       131      (1,889)
(Benefit) provision for income taxes.........       979    (20,849)     (4,998)
Equity in loss of unconsolidated entities....    (2,282)    (3,804)    (12,719)
Minority interest in loss of consolidated
 entities....................................     1,340      7,296      17,162
Extraordinary charge--debt prepayment
 penalty, net of tax of $1,728...............       --      (3,210)        --
Cumulative effect of change in accounting for
 start-up costs, net of tax..................       --         --         (641)
                                               --------  ---------  ----------
Net (loss)...................................  $ (5,989) $ (52,391) $ (205,442)
                                               ========  =========  ==========
Balance Sheet Data (at end of period):
Cash, temporary cash investments and short-
 term
 investments.................................  $108,674  $ 638,513  $1,012,574
Investments restricted for debt service......       --      61,911      43,306
Total assets.................................   628,085  1,150,992   1,907,615
Long-term debt (excluding current portion)...   131,250    686,103   1,263,036
Shareholders' equity.........................   390,765    356,584     371,446
Other Data:
EBITDA before nonrecurring charges...........    25,803    (7,670)    (51,412)
Cash Provided by (Used in):
Operating Activities.........................    23,831      2,069      35,110
Investing Activities.........................    (9,377)  (475,860)   (828,176)
Financing Activities.........................     9,391    634,858     690,282

--------
(1) Nonrecurring charges represent costs of $10,000 incurred in 1997 as a result of the termination of a marketing services agreement related to our wireless video services, and costs of $18,293 incurred in 1998 relating to acquisition of in-process technology in connection with acquisitions.

(2) EBITDA before nonrecurring charges represents earnings before interest, depreciation and amortization, and income taxes. Because of the capital intensive nature of the business and resulting large non-cash charges for depreciation, EBITDA is commonly used in the communications industry by management, investors, and analysts to analyze companies on the basis of operating performance, leverage and liquidity. RCN intends to judge the success of its initial rollout of fiber optic networks before deciding whether to undertake additional capital expenditures to expand its network in new areas. RCN believes that EBITDA is a critical measure of success. Because RCN is in a growth-oriented and capital intensive phase of development, it incurs depreciation and amortization charges in new markets which may obscure its earnings growth in more mature markets. In addition, EBITDA provides a measure of the availability of funds for various uses including repayment of debt, expansion into new markets and acquisitions. EBITDA is not intended to represent cash flows for the period and should not be considered as an alternative to cash flows from operating, investing or financing activities as determined in accordance with U.S. GAAP. EBITDA is not a measurement under U.S. GAAP and may not be comparable with other similarly titled measures of other companies. Certain of our debt agreements contain certain covenants that, among other things, limit our and our subsidiaries' ability to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, engage in transactions with stockholders and affiliates, create liens, sell assets and engage in mergers and consolidations. Certain of these covenants are based on EBITDA performance measures.

                                  RISK FACTORS

   You should carefully consider each of the following risks and all of the other information set forth in this prospectus before deciding to invest in our securities. Some of the following risks relate principally to our business in general and the industry in which we operate. Other risks relate principally to the securities markets and ownership of our securities. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

   If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our securities could decline, and you may lose all or part of your investment.

   This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

We have a limited operating history and have incurred negative cash flow and operating losses

   We have only recently begun operating a voice, video and data services business. Accordingly, you will need to evaluate our performance based on a limited operating history. In connection with entering this business, we have incurred operating and net losses and negative cash flows and expect to continue to do so for the next five to seven years as we expand our network and customer base. Whether we continue to have negative cash flow in the future will be affected by a variety of factors including:

    .  our pace of entry into new markets;
    . the time and expense required for constructing our fiber optic network as we planned;
    .  our success in marketing services;
    .  the intensity of competition; and
    .  the availability of additional capital to pursue our business plans.

   We had operating losses after depreciation and amortization and nonrecurring charges of $158,793,000, $70,875,000 and $13,078,000 for the years ended
December 31, 1998, 1997 and 1996. We can not assure you that we will achieve or sustain profitability or positive cash flows from operating activities in the future.

Additional growth will require additional capital, and our total capital needs may be substantial

   We expect that we will require substantial additional capital to expand the development of our network and operations into new areas. We will need capital to fund the construction of our advanced fiber optic networks, upgrade our hybrid fiber/coaxial plant and fund operating losses and pay our debts. Based on our current growth plan, we currently estimate that our capital requirements for the period from January 1, 1999 through 2000 will be approximately $1.8 billion, which include capital expenditures of approximately $700 million in 1999 and approximately $1 billion in 2000. These capital expenditures do not include amounts our joint venture partners contribute to the Boston and Washington, D.C. joint ventures. We are obligated to pay our portion of any capital contributions required by the joint ventures' annual budget or capital contribution schedule. If our joint venture partner(s) fail to make anticipated capital contributions, it could have a material adverse effect on our business. See "Business--Network Development and Financing Plan."

   We may seek additional sources of funding from vendor financing, public offerings or private placements of equity and/or debt securities, and bank loans. We cannot assure you that additional financing will be available to us or, if available, that it can be obtained on a timely basis and on acceptable terms. If we fail to obtain such financing, it could result in the delay or curtailment of our development and expansion plans and expenditures and could have a material adverse effect on our business.

   Our estimates of capital requirements are forward-looking statements that are subject to change. The actual timing and amount of capital required to develop our network and to fund operating losses may vary materially from our estimates if there are significant departures from the current business plan, unforeseen delays, cost overruns, engineering design changes or other unanticipated expenses or occurrences.

Our substantial indebtedness limits our business flexibility

   We have indebtedness that is substantial in relation to our shareholders' equity and cash flow. As of December 31, 1998, we had an aggregate of approximately $1,267 million of indebtedness outstanding. As a result of our substantial indebtedness, fixed charges are expected to exceed earnings for the foreseeable future, and our operating cash flow may not be sufficient to pay principal and interest on our various debt securities. The extent of our leverage may also have the following consequences:

    . limit our ability to obtain necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;
    . require that a substantial portion of our cash flows from operations be dedicated to paying principal and interest on our indebtedness and therefore not be available for other purposes;
    . limit our flexibility in planning for, or reacting to, changes in our business;
    . place us at a competitive disadvantage as compared with our competitors who do not have as much debt; and
    . render us more vulnerable in the event of a downturn in our business.

   Our outstanding debt securities contain customary covenants limiting our flexibility, including covenants limiting our ability to incur additional debt, make liens, make investments, consolidate, merge or acquire other businesses and sell assets, pay dividends and other distributions, make capital expenditures and enter into transactions with affiliates.

Our holding company structure structurally subordinates our creditors, including holders of our debt securities

   We are a holding company with limited assets that conducts substantially all of our operations through subsidiaries and joint ventures. The securities will be solely our obligations and no other entity has any obligation, contingent or otherwise, to make any payments under the securities. Accordingly, we will be dependent on dividends and other distributions from subsidiaries and joint ventures to pay off our obligations, including the principal and interest on debt securities that may be issued by means of this prospectus. The ability of our subsidiaries and joint ventures to pay dividends to us will be subject to the terms of their debt instruments and applicable law. In addition, our joint ventures require our consent and the consent of our joint venture partner to distribute or advance funds to us. Claims of holders of the debt securities will be effectively junior in priority to the debt and other liabilities and commitments of our subsidiaries and joint ventures. Our interest in the joint ventures will be limited to the extent of our direct or indirect equity interest in the joint ventures. Consequently, in the event our subsidiaries or joint ventures become insolvent, liquidate, reorganize, dissolve or otherwise wind up their business, our creditors' claims will be junior to the prior claims of those entities' creditors, including trade creditors, and any prior or equal claim of any joint venture partner. Any distributions of our equity interests in our non-wholly owned subsidiaries or in joint ventures may be expected to be made on an equal basis to all equity holders. We expect that a majority of our cash flow in the advanced fiber optic network business will ultimately be derived from our joint venture investments. The indenture under which the debt securities will be issued will permit substantial indebtedness to be incurred by our subsidiaries and joint ventures. The indenture does not, except under limited circumstances, require our subsidiaries to guarantee the debt securities. In addition, the indenture will permit our subsidiaries and joint ventures to become parties to debt instruments that limit these entities' ability to pay dividends or make distributions to us.

We may not be able to manage our growth or integrate our acquisitions

   The expansion and development of our operations, including the construction and development of additional networks, will depend on several factors, including our ability to:

    .  access markets,
    . design fiber optic network backbone routes, . install or lease fiber optic cable and other facilities, including switches, and
    . obtain rights-of-way, building access rights and any government authorizations, franchises and permits,

all in a timely manner, at reasonable costs and on satisfactory terms and conditions.

   In addition to the markets we are presently developing, we continually evaluate other potential markets. These markets may be within the Boston to Washington, D.C. corridor or in non-contiguous areas. As is the case in our present markets, we intend to evaluate potential markets in terms of population density and favorable demographics, and to apply a strategy of building network facilities to meet the needs of targeted subscribers in new markets. We cannot assure you that we will be able to expand our existing network or to identify and develop new markets. Furthermore, our ability to manage our expansion effectively will also require us to continue to implement and improve our operating and administrative systems and attract and retain qualified management and professional and technical personnel. If we are not able to manage our planned expansion effectively, it could have a material adverse effect on our business.

   We recently announced our intention to begin developing advanced fiber optic networks in selected high density markets outside of the Boston to Washington, D.C. corridor, initially in the San Francisco Bay Area. Our proposed expansion into non-contiguous markets could place additional strain on management resources. Furthermore, although we believe that our experience in the Northeast will provide us with strategic advantages in developing new markets, we cannot assure you that our experience in our current markets will be replicated in the western United States.

   We have experienced significant growth through acquisitions and will continue to consider acquisition opportunities that arise from time to time. Acquisitions may place a significant strain on our resources, and we may incur additional expenses during the integration of the acquired company with our business. For instance, the process of integrating the Internet service provider businesses we acquired in 1998 may take a significant period of time and require significant expenditure, including costs to upgrade the systems and internal controls of these businesses. As a result, we cannot assure you that we will be able to integrate these businesses successfully or in a timely manner.

Our business is dependent upon acceptance of fiber optic technology as the platform of choice

   The telecommunications industry has been and will continue to be subject to rapid and significant changes in technology. The effect of technological changes on our business cannot be predicted, and we cannot assure you that the fiber optic technology that we use will not be supplanted by new or different technologies.

We are dependent on our strategic relationships and joint ventures

   We have entered into a number of strategic alliances and relationships which allowed us to enter into the market for telecommunications services earlier than if we had made the attempt independently. As our network is further developed, we will be dependent on some of these arrangements to provide a full range of telecommunications service offerings. Our key strategic relationships include:

    . our arrangements with MFS Communications Company, Inc. (a subsidiary of WorldCom, Inc.) to lease portions of MFS/WorldCom's fiber optic network in New York City and Boston;

    . our joint venture with Boston Edison Company under which we have access to its extensive fiber optic network in Greater Boston;

    . our joint venture with Pepco Communications to develop and operate an advanced fiber optic network in the Washington, D.C. market; and
    . our agreement with Level 3 to provide us with access to its cross-country fiber network.

   Our joint venture agreements with Boston Edison Company and Pepco Communications contain provisions for the management, governance and ownership of the RCN-BECOCOM and Starpower joint ventures, respectively. Certain matters require the approval of our joint venture partner, including some matters beyond our control, such as a change of control. In addition, although certain covenants contained in our indentures apply to the joint venture companies, neither the joint venture companies nor our joint venture partners are parties to these indentures and are not bound to comply with the indentures. A disagreement with our joint venture partners over certain business actions, including actions related to compliance with these indentures, could impede our ability to conduct our business. It may also trigger deadlock provisions in the joint venture agreements which could force us to sell our interest in the relevant joint venture or buy out the interest of the other joint venturer.

   In addition, any disruption of our relationships or arrangements with incumbent local exchange carriers, such as Bell Atlantic, could have a material adverse effect on our company. We cannot assure you that we will successfully negotiate agreements with the incumbent local exchange carrier in new markets or renew existing agreements. Our failure to negotiate or renew required interconnection and resale agreements could have a material adverse effect on our business.

We may encounter difficulties in competing in the highly competitive telecommunications industry

   In each of the markets where we offer our services, we face significant competition from larger, better-financed telephone carriers and cable companies. Virtually all markets for voice, video and data services are extremely competitive, and we expect that competition will intensify in the future. Our principal competitors include:

    . traditional and competitive telephone companies, including Bell Atlantic, AT&T, Sprint, and MCI WorldCom, some of which are constructing extensive fiber optic networks and expanding into data services;
    . cable television service operators such as Time Warner, some of which are beginning to offer telephone and data services through cable networks using fiber optic networks and high-speed modems;
    . established online services, such as America Online and Internet services of other telecommunications companies;
    . alliances and combinations of telephone companies, cable service providers and Internet companies, including the recently announced alliance that will combine services of AT&T, TCI and At Home; and
    . developing technologies such as Internet-based telephony and satellite communications services.

It may be difficult to gain customers from the incumbent providers which have historically dominated their markets.

   Other new technologies may become competitive with services that we offer. Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environment are constantly occurring. In addition, a continuing trend toward business combinations and alliances in the telecommunications industry may also create significant new competitors. We cannot predict the extent to which competition from such developing and future technologies or from such future competitors will impact our operations.

Our business plan depends upon continued application of regulations that have been challenged in the past

   Our ability to provide telephone and video programming transmission services was made possible by important changes in government regulations which have been subsequently challenged and may be subject to change in the future. These regulations often have a direct or indirect impact on the costs of operating our networks, and therefore the profitability of our services. In addition, we will continue to be subject to other regulations at the federal, state and local levels, all of which may change in the future. We cannot assure you that we will be able to obtain all of the authorizations we need to construct advanced fiber optic network facilities or to retain the authorizations we have already acquired. It is possible that changes in existing regulations could have an adverse impact on our ability to obtain or retain authorizations and on our business.

We may not be able to procure programming services from the third parties we depend on

   Our video programming services are dependent upon our management's ability to procure programming that is attractive to our customers at reasonable commercial rates. We are dependent upon third parties for the development and delivery of programming services. These programming suppliers charge us for the right to distribute the channels to our customers. The costs to us for programming services is determined through negotiations with these programming suppliers. Management believes that the availability of sufficient programming on a timely basis will be important to our future success. We cannot assure you that we will have access to programming services or that management can secure rights to such programming on commercially acceptable terms.

The expansion of our Internet services business has subjected us to additional risks

   The expansion of our Internet services business has subjected us to additional risks. These risks will affect our ability to develop a profitable Internet services business. These special factors include:

    . evolving industry standards which have the potential to make our services obsolete by replacing or providing lower-cost alternatives to our services;
    . constraints on server capacity or supply of equipment (such as modems and servers) which could result in a strain on incoming access lines, causing busy signals and/or delays for our subscribers;
    . network infrastructure and risk of system failure, such as viruses, which could lead to interruptions, delays, or cessation of our services, as well as corruption of our or our subscribers' computer systems;
    . possible claims of liability against us as a result of computer viruses or security breaches; and
    . the evolving competitive and regulatory environment concerning Internet services.

Our management may have conflicts of interest with other companies

   Level 3 Telecom beneficially owns approximately 46% of our common stock. Level 3 Telecom effectively has the power to elect a majority of our directors and to decide the outcome of substantially all matters voted on by shareholders. This may tend to deter non-negotiated tender offers or other efforts to obtain control of our company and thereby deprive shareholders of opportunities to sell shares at prices higher than the prevailing market price. Moreover, a disposition by Level 3 Telecom of a significant portion of our common stock, or the perception that such a disposition may occur, could affect the trading price of our common stock and the control of our company. The common stock of Level 3 Telecom is owned 90% by Level 3 and 10% by David C. McCourt, our Chairman and Chief Executive Officer. Mr. McCourt has been a member of the Board of Directors and President of Level 3 Telecom since September 1992. Based upon a review of documents filed with the SEC, we believe that as of December 31, 1998, 16.1% of the common stock of Level 3 was owned by directors and executive officers of Level 3, five of whom (Walter Scott, Jr., Richard R. Jaros, David C. McCourt, James Q. Crowe and Michael B. Yanney) are executive officers or directors of RCN. The remaining shares of Level 3 common stock are owned by other persons, none of whom own more than 5% of outstanding shares.

   As a result of the September 30, 1997 spin-off of our shares to holders of common equity of Commonwealth Telephone Enterprises, Inc., relationships exist that may lead to conflicts of interest. Level 3 Telecom effectively controls both us and Commonwealth Telephone. In addition, the majority of our named executive officers are also directors and/or executive officers of Commonwealth Telephone. Our success may be affected by the degree which our officers and directors are involved in our business and the abilities of officers, directors and employees in managing both our company and Commonwealth Telephone. We will deal with potential conflicts of interest on a case-by-case basis taking into consideration relevant factors including the requirements of The Nasdaq National Market and prevailing corporate practices.

   In February 1999, we announced that we have entered into joint construction agreements with Level 3. We also recently announced that we have entered into a letter of intent with Level 3 for Level 3 to provide us with cross-country capacity to allow our customers to connect to major Internet connection points in the United States. Although these arrangements are designed to reflect similar arrangements entered into by parties negotiating at arm's length, we cannot assure you that we would not be able to obtain better terms from an unrelated third party.

The price of our securities may fluctuate significantly following any offering

   Prior to an offering, there has been no public market for the debt securities and the preferred stock. We cannot assure you that any market will develop for the debt securities or the preferred stock. After we issue securities, they may trade at prices that are higher or lower than your purchase price. The trading price for our securities will depend on prevailing interest rates, the market for similar securities and other factors, including economic conditions and our financial condition, performance and prospects. In particular, the prices of non-investment grade securities historically have been highly volatile. We cannot assure you that the future market for our debt securities will not be subject to similar volatility.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the SEC located at Citicorp, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048 or over the Internet at the SEC's WEB site at http://www.sec.gov.

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

     (a) Current Report on Form 8-K dated May 8, 1998;

     (b) Current Report on Form 8-K dated March 19, 1999; and

     (c) Annual Report on Form 10-K for the year ended December 31, 1998.

   You may request a copy of these filings at no cost, by writing or telephoning the office of Valerie Haertel, RCN Corporation, 105 Carnegie Center, Princeton, N.J. 08540-6215, telephone number (609) 734 -3700.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

   This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about our business, including, among other things:

    .  plans to develop networks and upgrade facilities;

    .  opportunities presented by target markets;

    . plans to connect certain wireless video, resale telephone and Internet service customers to advanced fiber optic networks;

    .  development of existing businesses;

    .  current and future markets for services and products;

    .  anticipated capital expenditures;

    .  impact of the Year 2000 issue;

    .  anticipated sources of capital; and

    . effects of regulatory reform and competitive and technological developments.

   We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks. New information, future events or risks may cause the forward-looking events we discuss in this prospectus not to occur.

                                USE OF PROCEEDS

   Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used to fund our network development, operating losses and for general corporate purposes. We will not receive any proceeds from the sale of shares by the selling shareholder.

                                   DIVIDENDS

   We anticipate that future revenues will be used principally to support operations and finance business growth. Accordingly, we do not intend to declare or pay cash dividends in the foreseeable future. Our Board of Directors has the discretion to declare or pay any cash dividends in the future. Their decision to declare any dividends and the amount of any dividends will depend on a number of factors, including our financial condition, capital requirements, funds from operations, future business prospects and any other factor that they may deem relevant. We are a holding company and our ability to pay cash dividends is dependent on our ability to receive cash dividends, advances and other payments from our subsidiaries. Our credit agreement contains restrictions on our subsidiaries' ability to pay dividends. In addition, we have entered into indentures in connection with our debt securities which also restrict our and certain of our subsidiaries' ability to pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our 10-K for the year ended December 31, 1998.

                     MARKET PRICE AND DIVIDEND INFORMATION

   Our common stock (symbol: "RCNC") currently trades on the Nasdaq National Market.

   The following table sets forth the high and low bid prices per share of the common stock on the Nasdaq National Market and cash dividends declared on the common stock since September 30, 1997:

                                                           Common stock
                                                   -----------------------------
                                                    Market Price($)     Cash
                                                   -----------------  Dividends
                                                     High     Low    Declared($)
                                                   -------- -------- -----------
1997
Quarter ending September 30....................... 15 11/16 10 9/16        0
Quarter ending December 31........................ 21 1/2   12 1/2         0
1998
Quarter ending March 31........................... 30 5/8   15 7/8         0
Quarter ending June 30............................ 29 3/8   19 1/4         0
Quarter ending September 30....................... 24 5/16  12 3/8         0
Quarter ending December 31........................ 25       8 3/4          0
1999
Quarter ending March 31........................... 39 3/4   17 / 3/4       0

   Our common stock was distributed on September 30, 1997 to holders of record of the common stock of Commonwealth Telephone Enterprises, Inc. on September 19, 1997. Accordingly, market price and dividend information have only been set forth in the table above for the quarter ending September 30, 1997 and subsequent periods. Information for the quarter ending September 30, 1997 reflects the partial period between September 19, 1997 through September 30, 1997.

   The last reported sale price per share of our common stock on October 1, 1999, the last practicable date prior to the filing of this prospectus, was $38 1/16.

   On October 1, 1999, there were approximately 2,821 holders of common stock. On October 1, 1999, 76,324,768 shares of common stock were outstanding.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   The table below sets forth our selected historical consolidated financial data. Prior to September 30, 1997, we operated as part of C-TEC Corporation. The historical consolidated financial data presented below reflect periods during which we did not operate as an independent company. Accordingly, we had to make certain assumptions to reflect the results of operations or the financial condition which would have resulted if we had operated as a separate, independent company during the periods listed below. You should not rely on the historical consolidated financial data as an indication of our results of operation and financial condition that would have been achieved if we had operated as a separate, independent company during the periods listed below. The historical consolidated financial data also do not necessarily indicate our future results of operation or financial condition.

   The selected historical consolidated financial data for the year ended December 31, 1994 and as of December 31, 1994 are derived from our unaudited historical consolidated financial statements not included in this prospectus. The selected historical consolidated financial data as of December 31, 1995 are derived from our audited historical consolidated financial statements not included in this prospectus. The selected historical consolidated financial data for the year ended December 31, 1995 and as of December 31, 1996 are derived from and should be read in conjunction with our audited historical consolidated financial statements incorporated by reference to our 10-K for the year ended December 31, 1997. The selected historical consolidated financial data for the years ended December 31, 1998, 1997 and 1996 and as of December 31, 1998 and 1997 are derived from and should be read in conjunction with our audited historical consolidated financial statements incorporated by reference to our 10-K for the year ended December 31, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our 10-K for the year ended December 31, 1998.

                                        Year Ended December 31,
                             -------------------------------------------------
                               1994      1995      1996      1997      1998
                             --------  --------  --------  --------  ---------
Statement of Operations
 Data:
Sales......................  $ 59,500  $ 91,997  $104,910  $127,297  $ 210,940
Costs and expenses,
 excluding depreciation and
 amortization..............    49,747    75,003    79,107   134,967    262,352
Nonrecurring charges.......        --        --        --    10,000         --
Acquired research and
 development...............        --        --        --        --     18,293
Depreciation and
 amortization..............     9,803    22,336    38,881    53,205     89,088
                             --------  --------  --------  --------  ---------
Operating (loss)...........       (50)   (5,342)  (13,078)  (70,875)  (158,793)
Interest income............    21,547    29,001    25,602    22,824     58,679
Interest expense...........   (16,669)  (16,517)  (16,046)  (25,602)  (112,239)
Other (expense) income,
 net.......................     1,343      (304)     (546)      131     (1,889)
(Benefit) provision for
 income taxes..............     2,340     1,119       979   (20,849)    (4,998)
Equity in loss of
 unconsolidated entities...        --    (3,461)   (2,282)   (3,804)   (12,719)
Minority interest in loss
 (income) of consolidated
 entities..................       (95)     (144)    1,340     7,296     17,162
Extraordinary charge--debt
 prepayment penalty,
 net of tax of $1,728......        --        --        --    (3,210)        --
Cumulative effect of
 changes in accounting
 principles................       (83)       --        --        --       (641)
                             --------  --------  --------  --------  ---------
Net (loss) income..........  $  3,653  $  2,114  $ (5,989) $(52,391) $(205,442)
                             ========  ========  ========  ========  =========
Ratio of earnings to fixed
 charges...................      1.36      1.41      0.75     (1.87)     (0.91)
Deficiency of earnings to
 fixed charges.............       N/A       N/A       N/A  $(73,522) $(214,242)

                                      Year Ended December 31,
                          ----------------------------------------------------
                            1994      1995      1996       1997        1998
                          --------  --------  --------  ----------  ----------
Balance Sheet Data (at
 end of period):
Total assets............  $568,586  $649,610  $628,085  $1,150,992  $1,907,615
Long-term debt excluding
 current portion........   154,000   135,250   131,250     686,103   1,263,036
Shareholders' equity....   372,847   394,069   390,765     356,584     371,446
Other Data:
EBITDA before
 nonrecurring charges...     9,753    16,994    25,803      (7,670)    (51,412)
Cash Provided by (Used
 in):
Operating Activities....     6,193    48,559    23,831       2,069      35,110
Investing Activities....  (140,152) (146,203)   (9,377)   (475,860)   (828,176)
Financing Activities....   280,014   (31,203)    9,391     634,858     690,282

--------
(1) Nonrecurring charges represent costs of $10,000 incurred in 1997 the termination of a marketing services agreement related to our wireless video services, and costs of $18,293 incurred in 1998 relating to acquisition of in-process technology in connection with the acquisitions.

(2) The deficiency of earnings to fixed charges is based on income from continuing operations and has been computed on a total enterprise basis. Earnings represent income before income taxes, and fixed charges. Fixed charges consist of interest expense and debt amortization costs.

(3) EBITDA before nonrecurring charges represents earnings before interest, depreciation and amortization, and income taxes. Because of the capital intensive nature of the business and resulting large non-cash charges for depreciation, EBITDA is commonly used in the communications industry by management, investors, and analysts to analyze companies on the basis of operating performance, leverage and liquidity. RCN intends to judge the success of its initial rollout of fiber optic networks before deciding whether to undertake additional capital expenditures to expand its network in new areas. RCN believes that EBITDA is a critical measure of success. Because RCN is in a growth-oriented and capital intensive phase of development, it incurs depreciation and amortization charges in new markets which may obscure its earnings growth in more mature markets. In addition, EBITDA provides a measure of the availability of funds for various uses including repayment of debt, expansion into new markets and acquisitions. EBITDA is not intended to represent cash flows for the period and should not be considered as an alternative to cash flows from operating, investing or financing activities as determined in accordance with U.S. GAAP. EBITDA is not a measurement under U.S. GAAP and may not be comparable with other similarly titled measures of other companies. Certain of our debt agreements contain certain covenants that, among other things, limit our and our subsidiaries' ability to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, engage in transactions with stockholders and affiliates, create liens, sell assets and engage in mergers and consolidations.

                                    BUSINESS

Overview

   We are building high-speed, high-capacity advanced fiber optic networks in selected markets with high levels of population density. Our current services include local and long distance telephone, video programming and data services, including high speed Internet access. Our strategy is to become the leading single-source provider of voice, video and data services to residential customers in each of our markets by offering individual or bundled service options, superior customer service and competitive prices. We are also constructing our networks with significant excess capacity in order to accommodate expanded services in the future. We intend to expand the services provided to our customers through strategic alliances and opportunistic development of complementary products. In addition, we will use the excess capacity in our fiber optic networks to provide services to commercial customers located on or near our networks. As a result of recent acquisitions and internal growth, we are a leading regional Internet service provider in the Boston to Washington, D.C. corridor. Our Internet businesses have recently been integrated under the brand name "RCN.com."

   Our initial advanced fiber optic networks have been established in selected markets in the Boston to Washington, D.C. corridor, including New York City, and the San Francisco Bay area. We are typically building the first true local network to compete with the aging infrastructure of the incumbent service providers in our markets. In the Boston market we operate our advanced fiber optic network through a joint venture with Boston Edison Company. We own and manage 51% owned of the venture and it is accounted for on a consolidated basis. In the Washington, D.C. market, we are developing an advanced fiber optic network through a joint venture named Starpower with Pepco Communications, L.L.C., an indirect wholly owned subsidiary of Potomac Electric Power Company. We own 50% of Starpower and Pepco Communications owns 50% and it is accounted for under the equity method of accounting. We believe that these joint ventures provide us with a number of important advantages. For example, we are able to access rights of way of our joint venture partners and use their existing fiber optic facilities. This allows us to enter our target markets quickly and efficiently and to reduce our up-front costs of developing our networks. In addition, our joint venture partners provide us with additional assets, equity capital and established customer bases. We also benefit from our relationship with our largest shareholder, Level 3 Communications, Inc., and from the experience gained by certain of our key employees who participated in the operation and development of other telephone, cable television and business ventures, including MFS Communications Company, Inc.

   Because we deliver a variety of services, we report the total number of our various service connections purchased for local telephone, video programming and Internet access rather than the number of customers. For example, a single customer who purchases local telephone, video programming and Internet access counts as three connections. Because we view long distance as a complementary product, we do not currently include customers of our long distance service as connections. See "--RCN Services--Connections." As of December 31, 1998, we had approximately 855,000 connections which were delivered through a variety of our owned and leased facilities including hybrid fiber/coaxial cable systems, a wireless video system and advanced fiber optic networks. As of that date, we had approximately 123,000 total connections attributable to customers connected to advanced fiber optic networks ("on-net" connections) and had approximately 732,000 connections attributable to customers served through other facilities ("off-net" connections). See "--RCN Services." We obtained approximately 370,000 of our 497,000 Internet service connections through acquisitions of subscriber bases during 1998.

   We have extensive operating experience in both the telephone and video industries and in the design and development of telecommunications facilities. Our experience provides us with expertise in systems operation and development, and gives us an established infrastructure for customer service and billing for both voice and video services and established relationships with suppliers of equipment and video programming. In addition, our management team and board of directors benefit from experience gained when they managed C-TEC, which prior to September 30, 1997 owned and operated our company. C-TEC has over 100 years of experience in the telephone business and nearly 25 years of experience in the cable television business. Both C-TEC and certain members of management also have extensive experience in the design and development of advanced telecommunications facilities.

   We seek to exploit competitive opportunities in selected markets where population density, favorable demographics and the aging infrastructure of the incumbent service providers' network facilities combine to create a particularly attractive opportunity to develop advanced fiber optic networks. We continue to construct network facilities within the Boston to Washington, D.C. corridor. We believe that our experience in the Northeast will provide us with a key strategic advantage as we enter markets in the San Francisco to San Diego corridor.

West Coast Expansion

   We recently began to develop advanced fiber optic networks in selected high density markets outside of the Boston to Washington, D.C. corridor. Our initial west coast network is being developed in the San Francisco Bay Area, which is densely populated and has high per capita income and the highest per capita Internet usage in the United States. We have received competitive local exchange carrier ("CLEC") status in California. We have also obtained an "open video system" ("OVS") certification from the Federal Communications Commission for the City of San Francisco and surrounding counties and have begun to develop our network in the San Francisco Bay Area. We expect to expand into selected markets in or near Southern California. As is the case in our existing markets, we intend to focus on high density markets with favorable demographics, and to apply a subscriber-driven investment strategy. We expect to begin offering services in the San Francisco Bay Area in late 1999.

Business Strategy

  Our goal is to become the leading provider of communications services to residential customers in our target markets by pursuing the following key strategies:

   Exploit the "Last Mile" Bottleneck in Existing Local Networks: Existing local networks are typically low capacity, single service facilities without the bandwidth for multiple or new services and revenue streams. Investment in the local network or "last mile" has not generally kept pace with other industry and technological advances. In our target markets, we seek to be the first operator of an advanced fiber optic network offering advanced communications services to residential customers.

   Continue Construction of Advanced Fiber Optic Networks: Our advanced fiber optic networks are designed with sufficient capacity to meet the growing demand for high speed, high capacity, voice, video and data services. Our networks also have a significant amount of excess capacity at relatively low incremental cost which will be available for the introduction of new products. We believe that our high capacity advanced fiber optic networks provide us with certain competitive advantages such as the ability to offer bundled services and the opportunity to recover the cost of our network through multiple revenue streams. In addition, our networks generally provide superior signal quality and network reliability relative to the typical networks of the incumbent service providers.

   Leverage our Network and Customer Base: We are able to leverage our network by delivering a broad range of communications products and by focusing on high density residential markets. This bandwidth capacity and home density allows us to maximize the revenue potential per mile of constructed network. We believe we can further exploit our network capacity and customer base by exploring opportunities to deliver new products and services in the future, including complementary commercial and wholesale products and services.

   Offer Bundled Voice, Video and Data Services with Quality Customer
Service: We offer our customers a single-source package of competitively priced voice, video and data services, individually or on a bundled basis, with quality customer service. By connecting customers to our own network, we improve our operating economics and have complete control over our customers' experience with us. We believe that the combination of bundled communications services and quality customer care that we provide is superior to services that are typically available from most incumbent telephone, cable or other service providers.

   Continue to Use Strategic Alliances: We have been able to enter markets quickly and efficiently and to reduce the up-front capital investment required to deploy our networks by entering into strategic alliances with companies such as BECO, Pepco Communications, Level 3, Qwest and MCI/WorldCom. By establishing relationships with these companies, we are able to take advantage of their existing extensive fiber optic networks and other assets, and our own existing cable television infrastructure, to expedite and reduce the cost of market entry and business development. We will continue to evaluate other strategic alliances in our existing markets and our developing markets.

Network Development and Financing Plan

   Because our network development plan involves relatively low fixed costs, we are able to schedule capital expenditures to meet expected subscriber growth in each major market. Our principal fixed costs in each such market are incurred in connection with the establishment of a video transmission and telephone switching facility. To make each market economically viable, it is then necessary to construct infrastructure to connect a minimum number of subscribers to the transmission and switching facility. We phase our market entry projects to ensure that we have sufficient cash on hand to fund this construction.

   Based on our current growth plan, we expect that we will require substantial additional capital to expand the development of our network and operations into new areas within our larger target markets. We will need capital to fund the construction of our advanced fiber optic networks, upgrade our hybrid fiber/coaxial plant and fund operating losses and repay our debts. We currently estimate that our capital requirements for the period from January 1, 1999 through 2000 will be approximately $1.8 billion, which include capital expenditures of approximately $700 million in 1999 and approximately $1 billion in 2000. These capital expenditures will be used principally to fund additional construction of our fiber optic network in high density areas in the Boston, New York City, Washington, D.C. and San Francisco Bay area markets as well as to expand into new markets (including selected markets in the western United States) and to develop our information technology systems. These estimates are forward-looking statements that may change if circumstances related to construction, timing of receipt of regulatory approvals and opportunities to accelerate the deployment of our networks do not occur as we expect. In addition to our own capital requirements, our joint venture partners are each expected to contribute approximately $275 million (of which $120 million has been contributed) to the joint ventures through 2000 in connection with development of the Boston and Washington, D.C. markets.

   In order to facilitate growth beyond 2000, we expect to supplement our existing available credit facilities and operating cash flow by seeking additional capital to increase our network coverage and pay for other capital expenditures, working capital, debt service requirements and anticipated further operating losses. We may seek additional sources of funding from vendor financing, public offerings or private placements of equity and/or debt securities, and bank loans.

   In March 1999, we secured a $1 billion bank facility from The Chase Manhattan Bank and sold $250 million of convertible preferred stock to a private investment fund.

RCN Services

   We provide a wide range of local and long distance telephone, video programming and data services, both individually and in bundled service options.

   We provide these services through a range of facilities including our advanced fiber optic networks in New York City, Boston and Washington D.C., a wireless video system in New York City, our hybrid fiber/coaxial cable systems in the states of New York (outside New York City), New Jersey and Pennsylvania. We also provide, on a limited basis, resale local and long distance telephony services.

   Connections. The following table summarizes the development of our subscriber base:

                                                    As of
                              -------------------------------------------------
                              9/30/97 12/31/97 3/31/98 6/30/98 9/30/98 12/31/98
                              ------- -------- ------- ------- ------- --------
On-Net Service Connections:
 Voice.......................   1,909   3,214    4,473  11,428  20,857  30,868
 Video.......................   4,870  11,784   15,599  35,196  58,324  86,349
 Data........................     326     150      267   1,588   3,661   6,176
                              ------- -------  ------- ------- ------- -------
Subtotal On-Net..............   7,105  15,148   20,339  48,212  82,842 123,393
Off-Net Service Connections:
 Voice.......................  10,953  24,900   40,447  49,052  58,093  65,022
 Video....................... 229,198 227,619  227,558 214,164 196,776 175,313
 Data........................     --      --   370,271 398,560 470,466 491,633
                              ------- -------  ------- ------- ------- -------
Subtotal Off-Net............. 240,151 252,519  638,276 661,776 725,335 731,968
                              ------- -------  ------- ------- ------- -------
Total Service Connections.... 247,256 267,667  658,615 709,988 808,177 855,361
                              ======= =======  ======= ======= ======= =======
Homes Passed.................  26,083  44,045   63,386 122,977 213,983 304,505
Marketable Homes.............     --      --       --  111,187 181,353 270,406

   Because we deliver a variety of services to our customers, we account for our customer activity by the number of individual local telephone, video programming or Internet access services, or "connections," purchased. Consequently, a single customer purchasing local telephone, video programming and Internet access counts as three connections.

   We classify connections in the "Off-Net" category until the relevant facilities are capable of providing voice, video and data services, including local telephone service, through an RCN switch. During 1998, our Allentown, Pennsylvania system was upgraded to provide a full range of services, and the customers on that system were moved to the "On-Net" connections category.

   "Off-Net--Voice" figures in the table above represent resold local phone service provided to customers not connected to the advanced fiber optic networks.

   Our "Off-Net--Video" figures in the table above include approximately 31,000 wireless connections and wireline video connections serving the University of Delaware (4,000 connections at December 31, 1998).

   As of December 31, 1998 we had approximately 186,000 homes passed and approximately 140,000 basic subscribers connected to our hybrid fiber/coaxial cable system in New York, New Jersey and Lehigh Valley service areas.

   In areas served by our joint ventures in the Greater Boston and Washington, D.C. areas, the subscribers are customers of the relevant joint venture and are included in the connections set forth in the table above.

   As of September 30, 1998, we began to report marketable homes, which represents that segment of homes passed which are being marketed our entire line of advanced fiber optic network products. The distinction between homes passed and marketable homes recognizes our transition from constructing our network in initial markets to providing services to customers that have ordered our services.

   Set forth below is a brief description of our services:

   Voice. We offer full-featured local exchange telephone service, including standard dial tone access, enhanced 911 access, operator services and directory assistance. We compete with the incumbent local exchange providers and CLECs. In addition, we offer a wide range of value-added services, including call forwarding, call waiting, conference calling, speed dial, calling card, 800-numbers and voice mail. We also provide Centrex service and associated features. Our local telephone rates are generally competitive with the rates charged by the incumbent providers. At December 31, 1998, we had approximately 30,900 telephone service connections on our advanced fiber optic networks and approximately 65,000 customers for resold telephone service. We also provide long distance telephone services, including outbound, inbound, calling card and operator services. These services are offered to residential and business customers.

   Video Services. We offer a diverse line-up of high quality basic, premium and pay-per-view video programming. Depending on the system, we offer from 61 to 147 channels. Our basic video programming package provides extensive channel selection featuring all major cable and broadcast networks. Our premium services include HBO, Cinemax, Showtime and The Movie Channel, as well as supplementary channels such as HBO 2, HBO 3 and Cinemax 2. StarCinema, available on our advanced fiber optic networks, uses the latest "impulse" technology allowing convenient impulse pay-per-view ordering of the latest hit movies and special events instantly from the customer's remote. "Music Choice" offers 30 different commercial-free music channels delivered to the customer's stereo in digital CD quality sound.

   As of December 31, 1998, we had approximately 86,350 subscribers for our video programming services provided over advanced fiber optic networks. As of such date, we also had approximately 34,900 connections attributable to the wireless video system and approximately 140,400 connections attributable to the hybrid fiber/coaxial cable systems.

   Internet Access and Data Transmission. We operate as an Internet service provider under the RCN.com brand name. We focus on serving individuals and businesses through a network of our-owned points of presence ("POPs") which are connected to our advanced fiber optic network. Our primary service offerings are 56K dial-up and high-speed cable modem access. We also sell commercially oriented private line point-to-point data transmission services such as DS-1 and OC-3 and a range of web page and server hosting services. Our subscribers use their RCN accounts to communicate, retrieve information, and publish information on the Internet. Following the recent acquisitions described below under "--Recent Acquisition Transactions", we believe that we are the largest regional provider of Internet services in the Northeast United States. As of December 31, 1998, we had approximately 497,800 Internet subscribers.

                          DESCRIPTION OF CAPITAL STOCK

   The following description of our capital stock is based upon our certificate of incorporation ("Certificate of Incorporation"), our bylaws ("Bylaws") and applicable provisions of law. We have summarized certain portions of the Certificate of Incorporation and Bylaws below. The summary is not complete. The Certificate of Incorporation and Bylaws are incorporated by reference to the registration statement for these securities that we have filed with the SEC, and have been filed as exhibits to our 10-K for the year ended December 31, 1997. You should read the Certificate of Incorporation and Bylaws for the provisions that are important to you.

   Certain provisions of the Delaware General Corporation Law ("DGCL"), the Certificate of Incorporation and the Bylaws summarized in the following paragraphs may have an anti-takeover effect. This may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interests, including those attempts that might result in a premium over the market price for its shares.

Authorized Capital Stock

   Our Certificate of Incorporation authorizes us to issue 200 million shares of common stock, par value $1.00 per share, 400 million shares of Class B common stock, par value $1.00 per share, and 25 million shares of preferred stock par value $1.00 per share.

Common Stock

   Subject to the rights of the holders of any preferred stock which may be outstanding, each holder of common stock is entitled to receive any dividends our Board of Directors declares out of funds legally available to pay dividends. If we liquidate our business, holders of common stock are entitled to share equally in any distribution of our assets after we pay our liabilities and the liquidation preference of any outstanding preferred stock. Each holder of common stock is entitled to one vote per share, and is entitled to vote on all matters presented to a vote of shareholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities. In addition, there are no conversion rights or redemption or sinking fund provisions. On December 31, 1998, there were 64,290,493 shares of common stock issued and outstanding. The common stock is admitted for trading on the Nasdaq National Market.

   The Certificate of Incorporation contains no restrictions on the alienability of the common stock. Except as disclosed in the section entitled "Charter and Bylaw Provisions," below, there are no provision in the Certificate of Incorporation or Bylaws and or any agreement or plan involving RCN that would discriminate against any existing or prospective holder of common stock as a result of a holder owning a substantial amount of common stock.

Class B Stock

   The Class B common stock is virtually identical to the Common Stock except that:

  .  the Class B common stock is generally non-voting,

  . the common stock is convertible at the option of the holder into Class B common stock and

  . in certain mergers, distributions and other transactions in which the holders of common stock are entitled to receive equity interests of one or more corporations (including RCN), the equity interests distributed to holders of common stock and the Class B common stock may have rights and privileges that are substantially equivalent to the current rights and privileges of the common stock and the Class B common stock, respectively.


   As of January 28, 1999, there are no outstanding shares of Class B common stock and we do not have any current plan or intention to issue any Class B common stock.

Preferred Stock

   This prospectus describes certain general terms and provisions of our preferred stock. When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to the particular series of preferred stock. The preferred stock will be issued under a certificate of designations relating to each series of preferred stock, and is also subject to our Certificate of Incorporation.

   We have summarized certain terms of the certificate of designations below. The summary is not complete. The certificate of designations will be filed with the SEC in connection with an offering of preferred stock.

   Under the Certificate of Incorporation, our Board of Directors has the authority to

  .  create one or more series of preferred stock,

  . issue shares of preferred stock in any series up to the maximum number of shares of preferred stock authorized, and

  . determine the preferences, rights, privileges and restrictions of any series.

   Our Board may issue authorized shares of preferred stock, as well as authorized but unissued shares of common stock, without further shareholder action, unless shareholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of our stock may be listed or quoted.

   The prospectus supplement will describe the terms of any preferred stock being offered, including:

  .  the number of shares and designation or title of the shares;

  .  any liquidation preference per share;

  .  any date of maturity;

  .  any redemption, repayment or sinking fund provisions;

  . any dividend rate or rates and the dates of payment (or the method for determining the dividend rates or dates of payment);

  .  any voting rights;

  . if other than the currency of the United States, the currency or currencies including composite currencies in which the preferred stock is denominated and/or in which payments will or may be payable;

  . the method by which amounts in respect of the preferred stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation;

  . whether the preferred stock is convertible or exchangeable and, if so, the securities or rights into which the preferred stock is convertible or exchangeable, and the terms and conditions of conversion or exchange;

  . the place or places where dividends and other payments on the preferred stock will be payable; and

  . any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

   All shares of preferred stock offered will be fully paid and non-assessable. Any shares of preferred stock that are issued will have priority over the common stock with respect to dividend or liquidation rights or both.

   Our Board of Directors could create and issue a series of preferred stock with rights, privileges or restrictions which effectively discriminates against an existing or prospective holder of preferred stock as a result of the holder beneficially owning or commencing a tender offer for a substantial amount of common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to make it more difficult or discourage an attempt by a potential acquirer to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise. This protects the continuity of our management. The issuance of these shares of capital stock may defer or prevent a change in control of our company without any further shareholder action.

   The transfer agent for each series of preferred stock will be described in the prospectus supplement.

Charter and Bylaw Provisions

   Classified Board of Directors; Removal of Directors. Our Board of Directors are divided into three classes. The term of office of the first class expires at the 2001 annual meeting, the term of office of the second class expires at the 1999 annual meeting, and the term of office of the third class expires at the 2000 annual meeting. At each annual meeting, beginning with the 1999 annual meeting, a class of directors will be elected to replace the class whose term has just expired. As a result, approximately one-third of the members of our Board of Directors will be elected each year and generally, each of the directors serves a staggered three-year term. Moreover, as the DGCL permits in the case of a corporation having a classified board, our directors may be removed only for cause.

   These provisions could prevent a shareholder or a group of shareholders having majority voting power from obtaining control of our Board of Directors until the second annual meeting following the date the shareholder obtains majority voting power. Accordingly, these provisions could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

   Shareholder Action by Written Consent; Special Meetings. No action required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting. No action may be taken by the written consent of shareholders instead of a meeting. Only our Board, our Chairman of the Board or our Chief Executive Officer may call a special meeting of shareholders. These provisions may make it more difficult for shareholders to take action opposed by our Board.

   Advance Notice Provisions. Shareholders seeking to nominate candidates to be elected as directors at an annual meeting or to bring business before an annual meeting must comply with an advanced written procedure. Only persons who are nominated by or at the direction of our Board, or by a shareholder who has given timely written notice to our Secretary before the meeting to elect directors, will be eligible as directors. At any shareholders' meeting the business to be conducted is limited to business brought before the meeting by or at the direction of the Board of Directors, or a shareholder who has given timely written notice to our Secretary of its intention to bring business before an annual meeting. A shareholder must give notice which is received at our principal executive offices in writing between 60 to 90 days before the meeting. If, however, we gave less than 70 days' notice or prior public disclosure of the meeting date, we must receive the shareholder's notice no later than the close of business on the 10th day following the day we gave the notice or public disclosure of the meeting date. A shareholder's notice must also contain certain information specified in the Bylaws. These provisions may preclude or deter some shareholders from bringing matters before, or making nominations for directors at, an annual meeting.

   Amendment of Certain Charter and Bylaw Provisions. Our Board may adopt, amend or repeal any provision of the Bylaws. Bylaw provisions may be adopted, amended or repealed by the affirmative vote of shareholders holding at least 66 2/3% of the total number of votes entitled to be cast in the election of directors.

   Any amendment, modification or repeal of the provisions of the Certificate of Incorporation relating to

  .  the election and removal of directors,

  .  the right to call special meetings,

  .  the prohibition on action by written consent,

  .  amendment of the Bylaws and

  . the limitation of liability and indemnification of officers and directors will require approval by the affirmative vote of shareholders holding at least 66 2/3% of the total number of votes entitled to vote in the election of directors.

Delaware Takeover Statute

   We are subject to Section 203 of the DGCL ("Section 203"). In general,
Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested shareholder" for a period of three years following the date that the shareholder became an interested shareholder, unless:

  (a) before such date either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder is approved by the board of directors of the corporation,

  (b) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding, shares owned by

    (1) persons who are both directors and officers and

    (2) employee stock plans in certain circumstances), or

  (c) on or after such date the business combination is approved by the board and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested shareholder.

   A "business combination" includes a merger, consolidation, asset sale, or other transaction resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

   The restrictions imposed by Section 203 will not apply to a corporation if, among other things:

  (a) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 or

  (b) 12 months have passed after the corporation, by action of its shareholders holding a majority of the outstanding stock, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203.

   The restrictions imposed by Section 203 will apply to us since we have not elected not to be governed by that section. Our Board of Directors approved of Level 3 becoming an interested shareholder and, consequently, Section 203 would not apply to any business combination with Level 3.

Liability and Indemnification of Directors and Officers

   Certain provisions of the DGCL and the Certificate of Incorporation and the Bylaws relate to the limitation of liability and indemnification of our directors and officers. These various provisions are described below.

   Our Certificate of Incorporation provides that our directors are not personally liable to us or our shareholders for monetary damages for breach of their fiduciary duties as a director to the fullest extent permitted by the DGCL. Under the DGCL, directors would not be personally liable to us or our shareholders for monetary damages for breach of their fiduciary duties as a director, except for

  (a) any breach of the director's duty of loyalty to us or our shareholders,

  (b) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law,

  (c) any transaction from which the director derived improper personal benefit or

  (d) the unlawful payment of dividends or unlawful stock repurchases or redemptions.

   This exculpation provision may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or us from bringing a lawsuit against our directors for breach of their fiduciary duties as directors. However, the provision does not affect equitable remedies such as an injunction or rescission from being available.

   We will indemnify and hold harmless to the fullest extent permitted by the DGCL each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding. These include civil, criminal, administrative or investigative proceedings, if that person is or was a director or officer of RCN or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. We will also pay the expenses incurred in connection with these proceedings before its final disposition to the fullest extent authorized by the DGCL. This right to indemnification is a contract right. By action of our Board of Directors, we provide indemnification to our employees and agents to the extent our Board determines to be appropriate and authorized by the DGCL.

   We purchase and maintains insurance on behalf of any person who is or was a director, officer, employee or agent of RCN, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status, whether or not we would have the power or the obligation to indemnify him or her against the liability under the Certificate of Incorporation.

                         DESCRIPTION OF DEBT SECURITIES

   This prospectus describes certain general terms and provisions of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. The debt securities will be issued under an indenture between us and The Chase Manhattan Bank, as trustee.

   We have summarized certain terms and provisions of the indenture. The summary is not complete. The indenture has been incorporated by reference as an exhibit to the registration statement for these securities that we have filed with the SEC. You should read the indenture for the provisions which may be important to you. Capitalized terms used in this summary have the meanings specified in the indenture. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

General

   The indenture will not limit the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

  . the designation, aggregate principal amount and authorized denominations;

  .  the maturity date;

  . the interest rate, if any, and the method for calculating the interest rate;

  . the interest payment dates and the record dates for the interest payments;

  . any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertability provisions;

  .  the place where we will pay principal and interest;

  . if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

  . whether the debt securities will be issued in the form of global securities or certificates;

  . additional provisions, if any, relating to the defeasance of the debt securities;

  . the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

  . whether the debt securities will be issuable in registered form or bearer form or both and, if bearer securities are issuable, any restrictions which apply to the exchange of one form for another and the offer, sale and delivery of bearer securities;

  .  any United States federal income tax consequences;

  .  the dates on which premium, if any, will be paid;

  . our right, if any, to defer payment interest and the maximum length of this deferral period;

  .  any listing on a securities exchange;

  .  the initial public offering price; and

  . other specific terms, including any additional events of default or covenants.

   As described in each prospectus supplement relating to any particular series of debt securities we offer, the indenture may contain covenants limiting:

  . the incurrence of additional debt by us and certain of our subsidiaries and affiliates;

  . the making of certain payments by us and certain of our subsidiaries and affiliates;

  . business activities of us and certain of our subsidiaries and affiliates;

  . the issuance of preferred stock of certain of our subsidiaries and affiliates;

  .  certain asset dispositions;

  .  certain transactions with affiliates;

  . restrictions on dividend payments by certain subsidiaries and affiliates;

  .  a change of control of our company;

  .  issuance of certain guarantees;

  .  liens; and

  .  mergers and consolidations involving our company.

Book-Entry System

   Unless we specify otherwise in a prospectus supplement, debt securities of any series may be issued under a book-entry system in the form of one or more global securities (each, a "Global Security"). Each Global Security will be deposited with, or on behalf of, a depositary, which will be The Depository Trust Company, New York, New York (the "Depositary"). The Global Securities will be registered in the name of the Depositary or its nominee.

   The Depositary has advised us that the Depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of which (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

   When a Global Security in issued in registered form, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by each Global Security to the participants' accounts. The underwriters, dealers, or agents, if any, will designate the accounts to be credited. If debt securities are offered and sold directly by us, we will designate the accounts to be credited. Only participants or persons that may hold interests through participants will be able to own beneficial interest in the Global Security. Ownership of beneficial interests by participants in the Global Security will be shown on, and the transfer of that ownership interest will be effected only through, the participants' records. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of securities in definitive form, which may impair the ability to transfer beneficial interests in a Global Security.

   So long as the Depositary or its nominee is the owner of record of a Global Security, we consider the Depositary or its nominee the sole owner or holder of the debt securities represented by the Global Security. Generally, owners of beneficial interests in a Global Security will not (a) be entitled to have the debt security represented by a Global Security registered in their names, (b) receive or be entitled to receive physical delivery of debt securities in definitive form and (c) be considered the owners or holders of the debt securities.

Accordingly, each person owning a beneficial interest in a Global Security must rely on the Depositary's procedures. Persons who are not participants must rely on the procedures of the participant through which it owns its interest. We understand that under existing industry practices, if we request any action of holders or if any owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take the action. The participants would in turn authorize beneficial owners owning through them to give or take action or would otherwise act upon the instruction of beneficial owners holding through them.

   Payments of principal, premium, if any, and interest on debt securities represented by a Global Security registered in the name of the Depositary or its nominee will be made to the Depositary or nominee as the registered owner. None of RCN, the trustee or any other agent of RCN or agent of the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests.

   We have been advised by the Depositary that the Depositary will credit participants' accounts with payments of principal, premium, if any, or interest on the payment dates in amounts which are proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the Depositary's records. We expect that payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of the participants.

   A Global Security may not be transferred except as a whole:

  .   by the Depositary to a nominee or successor of the Depositary or

  .   by a nominee of the Depositary to another nominee of the Depositary.

   A Global Security representing all but not part of an offering of debt securities is exchangeable for debt securities in definitive form of like tenor and terms if:

  . the Depositary notifies us that it is unwilling or unable to continue as depositary for the Global Security or if at any time the Depositary is no longer eligible to be or in good standing as a clearing agency registered under the Exchange Act, and we do not appoint a successor depositary within 90 days after we receive notice or

  . RCN in our sole discretion at any time decides not to have all of the debt securities represented in an by a Global Security and notifies the trustee.

   If a Global Security is exchangeable, then it is exchangeable for debt securities registered in the names and in authorized denominations as the Depositary directs.

Payments of Principal and Interest

   The payment of principal premium, if any, and interest on the debt securities will rank equally with all of our unsecured and unsubordinated debt.

Events of Default

   When we use the term "Event of Default" in the indenture with respect to the debt securities of any series, here are some examples of what we mean:

  (1) default in paying interest on the debt securities when it becomes due and the default continues for a period of 30 days or more;

  (2) default in paying principal, or premium, if any, on the debt securities when due;

  (3) default in the performance, or breach, of any covenant in the indenture (other than defaults specified in clause (1) or (2) above) and the default or breach continues for a period of 30 days or more after we receive written notice from the trustee or the trustee receives notice from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series;

  (4) certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to RCN or any material subsidiary has occurred; or

  (5) any other Events of Default set forth in the prospectus supplement.

   If an Event of Default (other than an Event of Default specified in clause
(4) with respect to RCN) under the indenture occurs with respect to the debt securities of any series and is continuing, then the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may by written notice, and the trustee at the request of the holders of not less than 25% in principal amount of the outstanding debt securities of such series will, require us to repay immediately the entire principal amount of the outstanding debt securities of that series (or such lesser amount as may be provided in the terms of the securities), together with all accrued and unpaid interest and premium, if any.

   If an Event of Default under the indenture specified in clause (4) with respect to RCN occurs and is continuing, then the entire principal amount of the outstanding debt securities (or such lesser amount as may be provided in the terms of the securities) will automatically become due immediately and payable without any declaration or other act on the part of the trustee or any holder.

   After a declaration of acceleration or any automatic acceleration under clause (4) described above, the holders of a majority in principal amount of outstanding debt securities of any series may rescind this accelerated payment requirement if all existing Events of Default, except for nonpayment of the principal and interest on the debt securities of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding debt securities of any series also have the right to waive past defaults, except a default in paying principal or interest on any outstanding debt security, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debt securities of that series.

   Holders of at least 25% in principal amount of the outstanding debt securities of a series may seek to institute a proceeding only after they have made written request, and offered reasonable indemnity, to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in principal amount of the outstanding debt securities of that series. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.

   During the existence of an Event of Default, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would under the circumstances in the conduct of that person's own affairs. If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. Subject to certain provisions, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

   The trustee will, within 45 days after any Default occurs, give notice of the Default to the holders of the debt securities of that series, unless the Default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

   We are required to furnish to the trustee an annual statement as to compliance with all conditions and covenants under the indenture.

Modification and Waiver

   The indenture may be amended or modified without the consent of any holder of debt securities in order to:

  .  cure ambiguities, defects or inconsistencies;

  . provide for the assumption of our obligations in the case of a merger or consolidation;

  . make any change that would provide any additional rights or benefits to the holders of the debt securities of a series;

  .  add Guarantors with respect to the debt securities of a series;

  .  secure the debt securities of a series;

  .  establish the form or forms of debt securities of any series;

  .  maintain the qualification of the indenture under the Trust Indenture
     Act; or

  .  make any change that does not adversely affect the rights of any holder.

   Other amendments and modifications of the indenture or the debt securities issued may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification (each series voting as a separate class). However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

  . reduce the principal amount, or extend the fixed maturity, of the debt securities, alter or waive the redemption provisions of the debt securities;

  .  change the currency in which principal, any premium or interest is paid;

  . reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment, supplement or waiver or consent to take any action;

  . impair the right to institute suit for the enforcement of any payment on the debt securities;

  . waive a payment default with respect to the debt securities or any Guarantee;

  . reduce the interest rate or extend the time for payment of interest on the debt securities;

  .  adversely affect the ranking of the debt securities of any series; or

  . release any Guarantor from any of its obligations under its Guarantee or the indenture, except in compliance with the terms of the indenture.

Consolidation, Merger, Sale of Assets, Etc.

   We will not consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of our properties and assets to any person or persons in a single transaction or through a series of transactions, unless:

  . RCN shall be the continuing person or, if RCN is not the continuing person, the resulting, surviving or transferee person (the "surviving entity") is a company organized and existing under the laws of the United States or any State or territory;

  . the surviving entity will expressly assume all of our obligations under the debt securities and the indenture, and will, if required by law to effectuate the assumption, execute a supplemental indenture which will be delivered to the trustee and will be in form and substance reasonably satisfactory to the trustee;

  . immediately after giving effect to such transaction or series of transactions on a pro forma basis, no Default has occurred and is continuing; and

  . RCN or the surviving entity will have delivered to the trustee an officers' certificate and opinion of counsel stating that the transaction or series of transactions and a supplemental indenture, if any, complies with this covenant and that all conditions precedent in the indenture relating to the transaction or series of transactions have been satisfied.

   If any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of our assets occurs in accordance with the indenture, the successor corporation will succeed to, and be substituted for, and may exercise every right and power of RCN under the indenture with the same effect as if such successor corporation had been named as RCN. Except for (1) any lease or (2) any sale, assignment, conveyance, transfer, lease or other disposition to certain subsidiaries of RCN, we will be discharged from all obligations and covenants under the indenture and the debt securities.

Satisfaction and Discharge of the Indenture; Defeasance

   We may terminate our obligations under the indenture, when:
  .  either:

    -- all debt securities of any series issued that have been authenticated and delivered have been delivered to the trustee for cancellation; or

    -- all the debt securities of any series issued that have not been delivered to the trustee for cancellation will become due and payable (a "Discharge") under irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name, and at our expense and we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities to pay principal, interest and any premium;

  . we have paid or caused to be paid all other sums then due and payable under the indenture; and

  . we have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

   We may elect to have our obligations under the indenture discharged with respect to the outstanding debt securities of any series ("legal defeasance"). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the indenture, except for:

  . . the rights of holders of the debt securities to receive principal, interest and any premium when due;

  . our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment and money for security payments held in trust;

  .  the rights, powers, trusts, duties and immunities of the trustee; and

  .  the defeasance provisions of the indenture.

   In addition, we may elect to have our obligations released with respect to certain covenants in the indenture ("covenant defeasance"). Any omission to comply with these obligation will not constitute a Default or an Event of Default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under "Events of Default" will no longer constitute an Event of Default for that series.

   In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:

  . we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of a series:

    -- money in an amount;

    -- U.S. Government Obligations; or

    -- a combination of money and U.S. Government Obligations,

    in each case sufficient without reinvestment, in the written opinion of an internationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal, interest and any premium at due date or maturity or if we have made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, the redemption date;

  . in the case of legal defeasance, we have delivered to the trustee an opinion of counsel stating that, under then applicable Federal income tax law, the holders of the debt securities of that series will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

  . in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same federal income tax as would be the case if the deposit and covenant defeasance did not occur;

  . no Default with respect to the outstanding debt securities of that series has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no Default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 91st day;

  . the legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all debt securities of a series were in default within the meaning of such Act;

  . the defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party;

  . the legal defeasance or covenant defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under such Act or exempt from registration; and

  . we have delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance or covenant defeasance have been complied with.

                              SELLING SHAREHOLDER

   As of October 1, 1999, Boston Edison Company ("BECO") beneficially owned 1,107,539 shares of our common stock. Registration of these shares does not necessarily mean that BECO will sell all or any of these shares. Although BECO does not, as of October 1, 1999, own any other equity securities of RCN, it continues to have the right to convert additional percentages of its equity interest in RCN BECOCOM, LLC, the joint venture entity it owns with RCN, into shares of our common stock. In May 1999, BECO exercised its right to convert an additional percentage of such interest. The number of our shares which BECO is entitled to receive on this additional conversion and the effect that the conversion will have on the current ownership interests of the parties in RCN BECOCOM, LLC is yet to be determined. Because BECO may sell all or some of the 1,107,539 shares, no estimate can be given as to the number of shares of our common stock that will be held by BECO after completion of any offering. Thomas May, Chairman, President and Chief Executive Officer of BECO, was appointed as a director of RCN in September 1997.

                              PLAN OF DISTRIBUTION

   We may sell the securities in any of three ways (or in any combination): (a) through underwriters or dealers; (b) directly to a limited number of purchasers or to a single purchaser; or (c) through agents. The prospectus supplement will set forth the terms of the offering of such securities, including

  (a) the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them,

  (b) the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and

  (c)  any securities exchanges on which the securities may be listed.

   Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

   We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

   We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

   This prospectus, including any amendment or supplement, may also be used in connection with sales of up to 1,107,539 shares of our common stock issued to BECO under the terms of an exchange agreement between BECO and RCN. The exchange agreement provides BECO with registration rights with respect to our common stock. BECO has agreed to provide us with advance written notice of their intent to make such sales.

   BECO may offer its shares of RCN common stock at various times in one or more of the following transactions: in exchange or the over-the-counter market transactions; in private transactions other than exchange or over-the-counter market transactions; in connection with short sales of RCN common stock; and by pledge to secure debts and other obligations. BECO may sell its shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or fixed prices. BECO may use broker-dealers to sell its shares. If this happens, broker-dealers will either receive discounts or commissions from BECO or they will receive commissions from purchasers of shares for whom they acted as agents. In connection with any resales by BECO, a prospectus supplement, if required, will be filed under Rule 424(b) under the Securities Act, disclosing the number of shares involved and other details of such resale to the extent appropriate.

   Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

                                 LEGAL MATTERS

   The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

   The consolidated financial statements of RCN Corporation as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997 and 1996, appearing in the RCN 10-K for the year ended December 31, 1998 and incorporated by reference into this registration statement have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

   The financial statements of Erols Internet, Inc. at December 31, 1996 and 1997 and for the period from August 1, 1995 (inception) to December 31, 1995 and for the years ended December 31, 1996 and 1997, appearing in the RCN 8-K dated May 8, 1998 and incorporated by reference into the registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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                                  $375,000,000

                                RCN Corporation

                         10 1/8% Senior Notes due 2010


                                   --------

                     P R O S P E C T U S   S U P P L E M E N T

                               December 17, 1999

                                   --------

                              Salomon Smith Barney
                           Morgan Stanley Dean Witter
                              Merrill Lynch & Co.



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